BLUE MOUNTAIN RESORTS HOLDINGS INC.

-and-

INTRAWEST CORPORATION

-and-

BLUE MOUNTAIN RESORTS LIMITED

SHAREHOLDERS’ AGREEMENT

January 28, 1999

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions	2
1.2	Sections and Headings	9
1.3	Gender, Etc.	10
1.4	Accounting Principles	10
1.5	Preamble	10
1.6	Approval	10
1.7	Unanimous Shareholders’ Agreement	10

ARTICLE 2

MANAGEMENT

2.1	Board of Directors	10
2.2	Initial Nominees	11
2.3	Meetings	11
2.4	Officers	12
2.5	Auditors	12
2.6	Matters Requiring Approval	12
2.7	Shareholder Representatives	15
2.8	Investment in Village Core Commercial Space	15
2.9	Distribution Policy	16
2.10	Annual Budgets and Capital Expenditures Budgets	16
2.11	Implementation of Approved Budgets	17
2.12	Information	17
2.13	Head Office Services	17
2.14	Agreement to Act	17
2.15	Corporation to be Bound	17
2.16	Claims against the Corporation	18
2.17	Confidentiality	18

ARTICLE 3

RESTRICTIONS ON TRANSFER

3.1	No Transfer of Shares	19
3.2	Endorsement on Certificates	19

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3.3	Permitted Encumbrances	19
3.4	Intrawest Permitted Transfers	20
3.5	Continuance or Amalgamation Permitted	20
3.6	Covenants re Intrawest Permitted Transferee	20
3.7	Holdings Permitted Transfers	21
3.8	Covenants re Holdings Permitted Transferee	21
3.9	Matters Relating to Holdings	22
3.10	Eligible Holdings Transferees	22
3.11	Covenants re Eligible Holdings Transferee	23

ARTICLE 4

ISSUANCES OF ADDITIONAL SHARES

4.1	Pre-emptive Rights	23
4.2	Closing	24

ARTICLE 5

RIGHT OF FIRST OFFER

5.1	Right of First Offer	24
5.2	Carryback Note and Non-Cash Consideration	25
5.3	Withdrawal of Offer	25
5.4	Offeree’s Right to Purchase Offered Shares	25
5.5	Notice of Intention to Purchase	27
5.6	Purchase of Offered Shares by Offerees	27
5.7	Sale to Third Party Offeror	27
5.8	Extension of Time	27
5.9	Outstanding Notices	27
5.10	Limitations	27
5.11	Limitations	28

ARTICLE 6

DRAW ALONG RIGHTS

6.1	Draw Along Right	28
6.2	Draw Along Notice	29
6.3	Closing Procedures	30
6.4	Time Limit	31

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ARTICLE 7

TAG ALONG RIGHTS

7.1	Tag Along Rights	31
7.2	Tag Along Offer	31
7.3	Election by Remaining Shareholder	33
7.4	Closing Procedures	33
7.5	Failure to Give Tag Along Notice	33
7.6	Time Limit	34

ARTICLE 8

PUT OPTIONS

8.1	Put Options	34
8.2	Put Notice	34
8.3	Price	35
8.4	Holdings Indemnity	35
8.5	Closing	36
8.6	Call Notice	36
8.7	Suspension of Put Options	36

ARTICLE 9

INTRAWEST CALL OPTION
9.1	Call Options	37
9.2	Call Notice	37
9.3	Price	37
9.4	Closing	37
9.5	Suspension of Call Option	37

ARTICLE 10

RESOLUTION OF DISPUTES BETWEEN HOLDINGS AND INTRAWEST

10.1	Deadlock	38

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ARTICLE 11

DEFAULT AND INVOLUNTARY TRANSFERS OF SHARES

11.1	Default and Involuntary Transfers of Shares	39
11.2	Right to Purchase Pro Rata	40
11.3	Price	40
11.4	Exercise of Involuntary Transfer Option	40
11.5	Closing	40

ARTICLE 12

CLOSING PROCEDURES

12.1	Closing Procedures	40
12.2	Time and Place of Closing	40
12.3	Consents	41
12.4	Payment and Delivery	41
12.5	Default of Selling Shareholder	41
12.6	Sale Effective	42
12.7	Non-Completion by Intrawest	42
12.8	Power of Attorney	42
12.9	Consent to Transfer	42
12.10	Entitlement to Purchase Price	43

ARTICLE 13

GENERAL

13.1	Conflict	43
13.2	Transferees to be Bound by Agreement	43
13.3	No Partnership	43
13.4	Time of the Essence	44
13.5	Benefit of the Agreement	44
13.6	Entire Agreement	44
13.7	Amendments and Waivers	44
13.8	Assignment	44
13.9	Termination	44
13.10	Severability	44
13.11	Notices	44
13.12	Governing Law	45

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13.13	Counterparts	46
13.14	Further Acts	46
13.15	Business Day	46
13.16	Legal Fees	46

ARTICLE 14

EXECUTION

14.1	Execution	46

SCHEDULE A - DETERMINATION OF MARKET VALUE
SCHEDULE B - HOLDINGS SHAREHOLDERS
SCHEDULE C - DIRECTORS’ REMUNERATION

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SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made as of the 28th day of January, 1999

AMONG:

BLUE MOUNTAIN RESORTS HOLDINGS INC. an Ontario corporation

AND:

INTRAWEST CORPORATION, a British Columbia company

AND:

BLUE MOUNTAIN RESORTS LIMITED, an Ontario corporation

WHEREAS:

A. The Corporation is incorporated under the laws of the Province of Ontario;

B. The authorized capital of the Corporation consists of an unlimited number of Common Shares, of which 243,302 Common Shares are issued and outstanding to the Shareholders in the respective numbers set forth opposite their names as follows:

Shareholder	No. and Class of Shares
Holdings	121,651 Common Shares
Intrawest	121,651 Common Shares

C. The parties hereto wish to set forth and declare herein their relationship towards each other in the Corporation and to provide, inter alia, for the operation and management of the Corporation’s business and affairs and the transfer and sale of shares in the capital of the Corporation and this Agreement supersedes all prior shareholders’ agreements entered into by the shareholders of the Corporation, as they apply to the Corporation, including, without limitation, the agreement made August 27,1982, as amended by the agreement made December 22,1993.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Act” means the Ontario Business Corporations Act as amended and in force from time to time;

“Additional Share” means any Share proposed to be issued by the Corporation;

“Agreement” means this agreement and all schedules attached hereto and all amendments made hereto and thereto by written agreement between the parties hereto;

“Annual Budget” means, in respect of any fiscal year of the Corporation, a budget and business plan for the Corporation and its subsidiaries for such fiscal year prepared by management of the Corporation in a form consistent with past practice, including a summary of projected consolidated net income of the Corporation for such fiscal year and projected EBITDA for such fiscal year (each determined in accordance with generally accepted accounting principles) and a summary of projected consolidated cash flow from operations of the Corporation for such fiscal year and changes in the consolidated financial position of the Corporation for such fiscal year (each determined in accordance with generally accepted accounting principles);

“Appraiser” has the meaning set out in section 5.2;

“Approved Budget” means, collectively, the Annual Budget or amended Annual Budget and the Capital Expenditures Budget or amended Capital Expenditures Budget, most recently approved pursuant to subsection 2.6(8);

“BMR Option” has the meaning given to it in the Real Estate Purchase Agreement;

“Board of Directors” means the directors of the Corporation from time to time;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Ontario;

“Call Event” means the second anniversary of the date upon which the sales of 90% of the Commercial Resort Units and 50% of the aggregate of the Horizontally Attached Dwellings and the Multi Attached Dwellings contemplated by the Master Plan have closed;

“Call Notice” has the meaning set out in section 9.2;

“Call Option” has the meaning set out in section 9.1;

“Call Shares” has the meaning set out in section 9.1;

“Capital Expenditures Budget” means, in respect of any fiscal year of the Corporation, a summary of the budgeted capital expenditures and dispositions of capital assets of the Corporation during such fiscal year prepared by management of the Corporation in a form consistent with past practice;

“Carryback Note” has the meaning set out in section 5.2;

“Carryback Note and Non-Cash Consideration Value” has the meaning set out in section 5.2;

“Cash Equivalent Purchase Price per Offered Share” means the aggregate of:

(a)	the amount of cash to be paid for the Offered Shares as set forth in the Notice divided by the number of Offered Shares;

(b)	a cash amount equal to the fair market value of all Carryback Notes, if any, set forth in the Notice to be given in exchange for the Offered Shares divided by the number of Offered Shares; and

(c)	a cash amount equal to the fair market value of all Non-Cash Consideration, if any, set forth in the Notice to be given in exchange for the Offered Shares divided by the number of Offered Shares;

“Claim” has the meaning given to it in section 2.16;

“Commercial Resort Unit” has the meaning given to it in the Real Estate Purchase Agreement;

“Common Shares” means the common shares in the capital of the Corporation;

“Consent” has the meaning set out in section 12.3;

“Constating Documents” of the Corporation or any subsidiary of the Corporation means the articles of incorporation, continuance, amalgamation or arrangement and the bylaws, or other constating documents, as the case may be, of the Corporation or any subsidiary of the Corporation, as the same may be altered or amended in compliance with the terms hereof, and from time to time in effect and includes the memorandum and articles, articles of incorporation, continuance, amalgamation or arrangement or other constating documents of any Successor Corporation, as the same may be altered or amended in compliance with the terms hereof, and from time to time in effect;

“Corporation” means Blue Mountain Resorts Limited and any Successor Corporation;

“Depositary” has the meaning set out in subsection 8.4;

‘‘Determined Sales Price” has the respective meanings set out in section 6.2 and section 7.2;

“Draw Along Notice” has the meaning set out in section 6.2;

“Draw Along Right” has the meaning set out in section 6.1;

“Draw Along Shareholder” has the meaning set out in subsection 6.1(1);

“EBITDA” means, for any period, the consolidated revenues less the consolidated expenses of the Corporation for such period determined in accordance with generally accepted accounting principles, plus (i) consolidated interest expense of the Corporation for such period, plus (ii) consolidated income tax expense of the Corporation for such period, plus (iii) consolidated depreciation expense of the Corporation for such period, plus (iv) consolidated amortization expense of the Corporation for such period, minus (v) consolidated interest income of the Corporation for such period, all as determined in accordance with generally accepted accounting principles; provided, however, that to the extent taken into account in determining such amount there shall be excluded therefrom all extraordinary or non-recurring items and all income taxes (either positive or negative) attributable to extraordinary or non-recurring gains or losses;

“Eligible Holdings Transferee” means (i) any Holdings Family Member, (ii) any one or more trusts, the only beneficiaries of which are one or more Holdings Family Members or (iii) any general or limited partnership, corporation or limited liability company which is wholly owned, directly or indirectly, by one or more Holdings Family Members or any trust of which they are the sole beneficiaries;

“Government Authority” means Canada and the Provinces of British Columbia and Ontario and includes any agency, department, commission, board, bureau or instrumentality thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto;

“Holdings” means Blue Mountain Resorts Holdings Inc.;

“Holdings Family Member” means, with respect to a Holdings Shareholder who is an individual, such individual and any one or more of the direct lineal descendants, natural or adoptive, of such Holdings Shareholder, or his or her current or future spouse, and with respect to any Holdings Shareholder that is a corporation, the individuals who directly or indirectly hold the shares of such corporation at the date hereof, and any one or more of their lineal descendants, natural or adoptive, and their current or future spouses;

“Holdings Permitted Transferee” has the meaning set out in section 3.7;

“Holdings Shareholders” means those Persons listed on Schedule B to this Agreement;

“Holdings Shares” means any shares in the capital of Holdings;

“Horizontally Attached Dwellings” has the meaning given to it in the Real Estate Purchase Agreement;

“Indemnity Deposit” has the meaning set out in subsection 8.4(2)(a);

“Independent”, with reference to an appraiser for purposes of section 5.2 or a public chartered accountancy firm for purposes of sections 4 and 6 of Schedule A, means such Person (i) is in fact independent of each Shareholder involved in the relevant determination of fair market value, (ii) does not have any direct financial interest or material indirect financial interest in any Shareholder, (iii) deals at “arm’s length” with each Shareholder within the meaning of such expression in the Tax Act and (iv) does not have significant business dealings with any Shareholder or any of its directors who form part of management or its senior officers;

“Intrawest” means Intrawest Corporation;

“Intrawest Permitted Transferee” has the meaning set out in section 3.4;

“Involuntary Transfer” has the meaning set out in section 11.1;

“Involuntary Transferor” has the meaning set out in section 11.1;

“Involuntary Transferor Option” has the meaning set out in section 11.1;

“Involuntary Transferor Shares” has the meaning set out in section 11.1;

“Master Plan” has the meaning given to it in the Real Estate Purchase Agreement;

“Material Asset” means any asset of the Corporation or any subsidiary of the Corporation which is material to the business of the Corporation and its subsidiaries, taken as a whole, and has a fair market value of $100,000 or more;

“Material Contract” means any contracts to which the Corporation is a party:

(a)	which are not entered into in the ordinary and normal course of business and which involve an obligation of the Corporation to pay an amount of $25,000 or more in respect of any single transaction or series of transactions constituting part of an overall transaction;

(b)	which affect ownership or possession of, or title to, or any interest in, or the right to use or occupy any Material Assets (other than by way of security for indebtedness in respect of borrowed monies), in each case in a manner material to the Corporation and its subsidiaries, taken as a whole;

(c)	which involve co-ownership, joint venture or partnership arrangement in respect of or affecting any Material Assets;

(d)	which involve non-competition obligations of the Corporation or any subsidiary of the Corporation;

(e)	which involve restrictive covenants of the Corporation or any subsidiary of the Corporation that limit the ability of the Corporation or such subsidiary to carry on its business or operations in a manner consistent with past practice or future planned activities;

(f)	under which the Corporation or any subsidiary of the Corporation is required to pay any royalty, licence fee, management fee or the like to any Person of $100,000 or more in respect of any single transaction or series of transactions constituting part of an overall transaction; or

(g)	the terms and conditions of which would conflict with, or be breached by, or result in the acceleration of any debts, liabilities or obligations of the Corporation or any subsidiary of the Corporation in the event of any Transfer of Common Shares expressly provided for in this Agreement;

“Mediator” has the meaning set out in subsection 10.1(2);

“Multi Attached Dwellings” has the meaning given to it in the Real Estate Purchase Agreement;

“Non-Cash Consideration” has the meaning set out in section 5.2;

“Notice” has the meaning set out in section 5.1;

“Offer” has the meaning set out in section 5.1;

“Offered Shares” has the meaning set out in subsection 5.1(1);

“Offeree” has the meaning set out in section 5.1;

“Offeror” has the meaning set out in section 5.1;

“Other Shareholder” has the meaning set out in section 11.1;

“Person” includes an individual, a firm, a corporation, a partnership, a trust, an association, a joint venture, an unincorporated organization and every other legal or business entity whatsoever;

“Place of Closing” has the meaning set out in section 12.2;

“Purchase Offer” has the meaning set out in subsection 6.2(1)(b);

“Purchase Price” has the meaning set out in section 12.4;

“Purchased Shares” has the meaning set out in subsection 12.4(1);

“Purchaser” has the meaning set out in section 12.4;

“Put Notice” has the meaning set out in section 8.2;

“Put Option” has the meaning set out in section 8.1;

“Put Shares” has the meaning set out in section 8.1;

“Real Estate Purchase Agreement” means the agreement of purchase and sale dated for reference December 31, 1998 among Intrawest, the Corporation and Craigleith Development Limited relating to the purchase and development of certain lands currently owned by the Corporation and Craigleith and known as the “Village Core”, as amended from time to time;

“Related Party” of the Corporation or any subsidiary of the Corporation means any Person that is:

(a)	a corporation of which the Corporation or such subsidiary beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such corporation for the time being outstanding;

(b)	a Person that beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of the Corporation for the time being outstanding;

(c)	a partner of the Corporation or such subsidiary, other than;

(i)	a limited partner in a limited partnership of the Corporation or such subsidiary; and

(ii)	a partner of the Corporation or such subsidiary holding less than a 20% interest in a partnership the business of which is not related to the business of the Corporation;

(d)	a current or former director, officer or shareholder of the Corporation or such subsidiary or of any corporation or business enterprise in which the Corporation or such subsidiary has a material interest;

(e)	a trust or estate in which the Corporation or such subsidiary or any Person referred to in paragraphs (a) to (d) above has a material interest or as to which the Corporation or such subsidiary or any such Person serves as trustee or in a similar capacity;

(f)	a beneficiary of any trust or estate referred to in paragraph (e) above;

(g)	a relative of any Person referred to in paragraphs (a) to (f) above;

(h)	a Person to whom any Person referred to in paragraphs (a) to (f) above is married or with whom any such Person is living in a conjugal relationship outside marriage;

(i)	a relative of a Person mentioned in paragraph (h) above who has the same home as any Person referred to in paragraphs (a) to (f) above; or

(j)	any Person not dealing at “arm’s length” with the Corporation or such subsidiary within the meaning of those expressions in the Tax Act;

“Remaining Shareholder” has the meaning set out in sections 6.1 and 7.1;

“Share Purchase Agreement” means the Share Purchase Agreement dated as of January 8, 1999 between the Corporation and Intrawest;

“Shareholder Representative” has the meaning set out in section 2.7;

“Shareholders” means Holdings and Intrawest, together with such other Persons as may become parties to this Agreement pursuant to section 13.2 and the other provisions hereof who are holders of Shares, and “Shareholder” means any of them (provided that any such party will cease to be a Shareholder following the Transfer by such party of all of its right, title and interest in all Shares and such Person ceasing to be registered as the owner of any Shares);

“Shares” means any shares in the capital of the Corporation and “Share” means any of them;

“subsidiary” has the meaning given to the term “subsidiary” in the Act;

“Successor Corporation” means any successor corporation to Blue Mountain Resorts Limited following an amalgamation, reorganization or reconstruction of Blue Mountain Resorts Limited or statutory arrangement between Blue Mountain Resorts Limited and its shareholders (or any class thereof);

“Tag Along Block Shareholder” has the meaning set out in subsection 7.1(1);

“Tag Along Notice” has the meaning set out in section 7.3;

“Tag Along Offer” has the meaning set out in section 7.1;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.l (5th Supp.), as amended from time to time;

“Third Party Offer” has the respective meanings set out in subsections 6.1(1) and 7.1(1);

“Third Party Offeror” means a Person acting as principal and dealing at arm’s length with the Offeror within the meaning of such expression in the Tax Act;

“Time of Closing” has the meaning set out in section 12.2;

“Transfer” of any Share means any sale, exchange, transfer, assignment, gift, pledge, encumbrance, hypothecation, alienation, disposition or other transaction, whether voluntary, involuntary or by operation of law (as upon a court order or declaration or execution sale or otherwise), by which the legal or beneficial ownership of, or any security interest or other interest in, such Share passes from one Person to another, or to the same Person in a different capacity, whether or not for value, including any sale, assignment, transfer, mortgage, pledge, charge, disposition or other encumbrance of any interest in or control over any Share by any assignee of a bankrupt or insolvent Shareholder, execution creditor, liquidator, receiver, mortgagee, pledgee or other security holder of a Shareholder other than a transmission of the Share from a deceased or incompetent Shareholder to the estate or legal personal representative of the Shareholder or a transfer of the Share to a beneficiary of the estate of the Shareholder, for so long as the Share continues to be held by such estate or legal personal representative or by such beneficiary, and “Transfer” includes any corporate reorganization a significant result of which is to achieve indirectly that which is not permitted directly hereunder, and “to Transfer”, “Transferred” and similar expressions have corresponding meanings;

“Vendor” has the meaning set out in section 12.4; and

“Withdrawal Notice” has the meaning set out in section 5.3;

and the terms defined in Schedule A have the meanings assigned to such terms therein.

1.2 Sections and Headings. The division of this Agreement into Articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. The expressions “Article”, “section”, “subsection” and “paragraph” followed by a number or a letter mean and refer to the specified article, section, subsection or paragraph of this Agreement.

1.3 Gender, Etc. Except where the context requires otherwise, any reference in this Agreement to gender includes all genders, words used herein importing the singular number include the plural and vice versa, words importing Persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and companies and vice versa, the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto).

1.4 Accounting Principles. Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants or any successor thereto, applicable as at the date on which a calculation is made or required to be made hereunder in accordance with generally accepted accounting principles. All accounting terms not otherwise defined herein shall have the meanings assigned to them, and all computations made pursuant to this Agreement, except as expressly provided, otherwise shall be made in accordance with generally accepted accounting principles.

1.5 Preamble. The preamble hereto is hereby incorporated into this Agreement and forms a part hereof.

1.6 Approval. Unless the context otherwise requires or except as is otherwise provided, any reference to “approval”, “authorization” or “consent” of a Shareholder means the written approval, written authorization or written consent of the Shareholder.

1.7 Unanimous Shareholders’ Agreement. This Agreement is entered into between all the Shareholders of the Corporation and, accordingly, is a unanimous shareholders’ agreement for the purposes of section 108(3) of the Act.

ARTICLE 2

MANAGEMENT

2.1 Board of Directors. The Board of Directors will consist of eight directors. Each Shareholder will vote or cause its Shares to be voted at each meeting of the shareholders of the Corporation at which directors of the Corporation are elected or appointed (or execute or cause to be executed one or more consent resolutions in lieu thereof) so:

(1)	during the time when Holdings holds greater than 90% of the issued and outstanding Common Shares, seven Persons nominated by Holdings and one Person nominated by Intrawest for election to the Board of Directors will be elected or appointed as directors of the Corporation;

(2)	during the time when Holdings holds greater than 75% and no more than 90% of the issued and outstanding Common Shares, six Persons nominated by Holdings and two Persons nominated by Intrawest for election to the Board of Directors will be elected or appointed as directors of the Corporation;

(3)	during the time when Holdings holds greater than 50% and no more than 75% of the issued and outstanding Common Shares, five Persons nominated by Holdings and three Persons nominated by Intrawest for election to the Board of Directors will be elected or appointed as directors of the Corporation;

(4)	during the time when each of Intrawest and Holdings holds 50% of the issued and outstanding Common Shares, four Persons nominated by Intrawest and four Persons nominated by Holdings for election to the Board of Directors will be elected or appointed as directors of the Corporation;

(5)	during the time when Intrawest holds greater than 50% and no more than 75% of the issued and outstanding Common Shares, five Persons nominated by Intrawest and three Persons nominated by Holdings for election to the Board of Directors will be elected or appointed as directors of the Corporation;

(6)	during the time when Intrawest holds greater than 75% and no more than 90% of the issued and outstanding Common Shares, six Persons nominated by Intrawest and two Persons nominated by Holdings for election to the Board of Directors will be elected or appointed as directors of the Corporation; and

(7)	during the time when Intrawest holds greater than 90% of the issued and outstanding Common Shares, seven Persons nominated by Intrawest and one Person nominated by Holdings for election to the Board of Directors will be elected or appointed as directors of the Corporation;

and no Shareholder will vote or suffer or permit any of its Shares to be voted in favour of any Person for the office of director of the Corporation (or execute or suffer or permit to be executed any consent resolution by which any Person is to be elected or appointed as a director of the Corporation) except Persons nominated in accordance with this section 2.1.

2.2 Initial Nominees. The initial director nominees of Intrawest shall be Gary Raymond, Hugh Smythe, Roger McCarthy and Lorne Bassel and the initial director nominees of Holdings shall be Gordon Canning, George Weider, Don McGillivray and Urban Joseph. If a director vacates his or her position, the vacancy shall be filled with a nominee of the nominator of such director within 30 days of the occurrence of such vacancy.

2.3 Meetings. Meetings of the Board of Directors shall be held at least once every three months. At least five Business Days’ prior notice shall be given for each meeting unless the giving of such notice is waived by all directors before, during or after the meeting. Such notice shall set out in reasonable detail the business to be considered at the meeting. Any director may participate in a meeting by telephone. A quorum for the transaction of business at any meeting of the Board of Directors shall be a majority present in person or by conference telephone, provided that such majority includes at least one nominee of Intrawest and one nominee of Holdings; provided that if a meeting of the Board of Directors is called and a quorum is not achieved, the meeting shall be postponed to the date which is one week after the date of such meeting, to be held at the same time and place, and the postponed meeting shall be deemed to be duly constituted even if there is not one nominee of Intrawest and one nominee of Holdings present thereat. Subject to section 2.6, all matters or questions requiring action or decision at any meeting of the Board of Directors shall be determined by a majority of votes cast at such meeting. Any business to be conducted at a meeting of the Board of Directors may, in lieu of a meeting, be conducted by resolution in writing signed by all of the directors. The Corporation shall reimburse each of the directors for any reasonable travel costs incurred by him or her in the course of fulfilling his or her responsibilities as director.

2.4 Officers. The officers of the Corporation shall be:

Name	Office or Offices to be Held
George Weider	Chairman of the Board
Gordon Canning	President and Chief Executive Officer
Donald McGillivray	Vice-President
Harold Abbotts	Vice-President, Finance
William Skelton	Vice-President, Recreation Services
Alvard Petten	Vice-President, Hospitality Services
Bev Philp	Vice-President, Marketing
David Sinclair	Vice-President, Human Resources

The officers of the Corporation shall be fully responsible for the day-to-day operations of the Corporation, subject at all times to the provisions of section 2.6, and shall report to the Board of Directors as required.

2.5 Auditors. The auditors of the Corporation shall be Gaviller & Company, or such other firm of chartered accountants as may be appointed from time to time by the Shareholders pursuant to subsection 2.6(17).

2.6 Matters Requiring Approval. During the time Intrawest or Holdings holds at least 25% of the issued and outstanding Common Shares, in addition to any other approval that may be required by law, by this Agreement or pursuant to the Corporation’s Constating Documents, neither the Corporation nor any subsidiary of the Corporation shall take any of the following actions, and none of the parties to this Agreement shall authorize, take part in or permit any of the following actions to be taken by the Corporation or any subsidiary, unless such action is approved by each of the Shareholders:

(1)	the redemption or purchase for cancellation or acquisition or other retirement for value of any Shares, or any other distribution of the assets of the Corporation to its shareholders other than lawful distributions in accordance with the distribution policy referred to in section 2.9;

(2)	the transfer or issuance by the Corporation or any subsidiary of the Corporation of any shares in the capital of, or right, title or interest in, the Corporation or any subsidiary of the Corporation or any corporation or other business entity other than the Corporation which carries on a material part of its overall business, including the making of an allotment of, or the issuance or granting of any option, right or warrant to subscribe for, purchase or otherwise acquire, any Share or any security convertible into or exchangeable for any Share;

(3)	the conversion, exchange, reclassification, redesignation, subdivision, consolidation or other change of or to any Shares or the amendment or variation of any rights, privileges, restrictions or conditions attaching to any such Shares;

(4)	the amalgamation, merger, consolidation or reorganization of the Corporation or any subsidiary of the Corporation, or the approval or effecting of any compromise or arrangement between the Corporation or any subsidiary of the Corporation and its creditors or any class of them or its Shareholders or any class of them, in each case, whether statutory or otherwise;

(5)	the filing of a voluntary petition under any bankruptcy laws or the making of a voluntary assignment for the benefit of the creditors of the Corporation or any subsidiary of the Corporation generally or the taking or institution of any proceedings for the winding-up, liquidation or dissolution of the Corporation or any subsidiary of the Corporation;

(6)	the taking of any action to alter or amend or change the Constating Documents of the Corporation or any subsidiary of the Corporation;

(7)	the entering into of any transaction, contract, commitment or agreement with any Related Party of the Corporation or of a subsidiary of the Corporation where the subject matter of the transaction, contract, commitment or agreement has a value in excess of, or such transaction, contract, commitment or agreement may involve the Corporation or any of its subsidiaries being, or becoming obligated to make payments or capital expenditures or incurring liabilities, in the aggregate over the term of such transaction, contract, commitment or agreement in excess of, $50,000 in respect of any single transaction or series of transactions constituting part of an overall transaction, provided that where the value of such transaction, contract, commitment or agreement is less than $50,000, such transaction, contract, commitment or agreement is on terms and at a cost or for a price or consideration to the Corporation or any of its subsidiaries which are no less advantageous to the Corporation or such subsidiary than would generally be available to the Corporation or such subsidiary from Persons acting as principal and dealing at arm’s length with the Corporation or such subsidiary within the meaning of such expression in the Tax Act;

(8)	the adoption or approval of an Annual Budget, an amended Annual Budget, a Capital Expenditures Budget or an amended Capital Expenditures Budget;

(9)	except for indebtedness for or in respect of borrowed monies in an amount less than $15,000,000 in the aggregate for the Corporation and its subsidiaries and except as provided for in the Approved Budget, borrow any money, assume, incur or become liable upon any indebtedness for or in respect of borrowed money, give any security or assume, incur or become liable or undertake, commit or agree to assume, incur or become liable in respect of any indebtedness for borrowed monies of any Person;

(10)	except as provided for in the Approved Budget, authorize or make any capital expenditures in excess of, or purchase or otherwise acquire or sell, transfer, lease, exchange or otherwise dispose of or encumber, or agree, absolutely or contingently, to purchase or otherwise acquire or sell, transfer, lease, exchange or otherwise dispose of or encumber any single asset, or property or right having a value in excess of $100,000 for any item or series of items constituting part of a single item, or $100,000 in the aggregate in any fiscal year for the Corporation and its subsidiaries;

(11)	enter into, or make any material modification or material amendment to any Material Contract or waive (in whole or in part) any material rights under any Material Contract, other than as provided for in the Approved Budget;

(12)	establish, adopt, enter into, make or amend any collective bargaining, bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Corporation or any of its subsidiaries, or make any award or payment to any director, officer or employee of the Corporation or any of its subsidiaries except in the ordinary course of business and consistent with past practice and except as provided for in the Approved Budget; provided, however, that compensation paid to the directors of the Corporation set out in Schedule C for all services rendered to the Corporation by them will remain at the levels set out in Schedule C until the first anniversary of the date of this Agreement;

(13)	grant financial assistance to any Person, directly or indirectly, by way of loan, guarantee, the provision of security or otherwise, other than financial assistance where the amount or value of the loan, guarantee, security or other financial assistance provided to or for the benefit of any Person or in respect of any single transaction or series of transactions constituting part of an overall transaction, does not exceed $50,000 and the amount or value of the aggregate financial assistance in any financial year of the Corporation does not exceed $50,000;

(14)	subscribe for, take, purchase, acquire or hold, or undertake, commit or agree to subscribe for, take, purchase, acquire or hold, shares or other securities of any Person or the whole or any substantial part of the assets and liabilities of any Person comprising a business;

(15)	enter into, create, dissolve or terminate any partnership, joint venture or any arrangement for the sharing of profits, co-ownership or reciprocal concession with any Person pursuant to which the Corporation and its subsidiaries is or may become obligated to make payments or incur liabilities, in the aggregate, over the term of the partnership, joint venture or profit sharing, co-ownership or reciprocal concession arrangement, in excess of $50,000;

(16)	the taking of any action which would result in any material change in the nature of the business of the Corporation or the implementation of any other material change in the present business, affairs, capitalization, distribution policy or practice, or financial condition of the Corporation and its subsidiaries, taken as a whole, other than any change in general business conditions or any change in the markets or prices for the Corporation’s principal services;

(17)	any change in the fiscal year end of the Corporation or of the auditors of the Corporation; or

(18)	any change in the officers of the Corporation;

provided that nothing contained in this section 2.6 shall prohibit the making of any non-discretionary expenditures or any expenditures necessary for the normal repair and maintenance of any asset or property owned or held under lease or licence by the Corporation or any subsidiary of the Corporation or to avoid the suspension of necessary services to or the provisions of necessary services by the Corporation or any subsidiary of the Corporation, The provisions of this section 2.6 do not apply to transactions between the Corporation and any of its wholly-owned subsidiaries or between any of its wholly-owned subsidiaries.

2.7 Shareholder Representatives. For the purposes of approving the matters set out in section 2.6, each of the Shareholders shall appoint two representatives (“Shareholder Representatives”) and the initial Shareholder Representatives shall be as follows:

Intrawest	Holdings
Gary Raymond	Gordon Canning
Hugh Smythe	George Weider

Each of the Shareholder Representatives shall have full authority to act on behalf of and to bind the Shareholder who appointed him or her, and all decisions and determinations made by a Shareholder Representative in respect of matters under this Agreement shall be binding on the Shareholder who appointed him or her. Each of the Shareholders may at any time and from time to time by notice replace any one or both of its Shareholder Representatives and any Shareholder Representative so replaced shall cease to be a Shareholder Representative upon the delivery of a copy of such notice to the other Shareholder.

2.8 Investment in Village Core Commercial Space. Notwithstanding any other provision of this Agreement, as long as Holdings owns at least 25% of the issued and outstanding Common Shares, Holdings will have the unfettered ability in its sole discretion to cause the Corporation to exercise the BMR Option.

2.9 Distribution Policy. Subject to the provisions of the Act in respect of the making of distributions, including the payment of dividends, and unless the making of a distribution, including the declaration and payment of dividends, causes a default in the Corporation’s loan agreements, each of the Shareholders acknowledges and agrees that the distribution policy of the Corporation shall be:

(1)	during each fiscal year of the Corporation, the Corporation shall distribute to the holders of its Common Shares an aggregate amount equal to $576,000; and

(2)	in addition to the distributions set out in subsection (1) above, for each of the first two years following the date of this Agreement, the Corporation shall distribute to the holders of its Common Shares an aggregate amount equal to $300,000.

2.10 Annual Budgets and Capital Expenditures Budgets. Management of the Corporation will prepare and submit to the Shareholders for approval pursuant to subsection 2.6(8): (i) no later than November 1 in each fiscal year an Annual Budget in respect of such fiscal year and the first 45 days of the immediately following fiscal year of the Corporation for approval pursuant to subsection 2.6(8) together with a draft Capital Expenditures Budget for such fiscal year for informational purposes only; and (ii) no later than February 15 in each fiscal year, a final Capital Expenditures Budget for such fiscal year for approval pursuant to subsection 2.6(8). In addition, if during any fiscal year of the Corporation following approval by the Shareholders of an Annual Budget in respect of such fiscal year management of the Corporation, in good faith, believes, or either of the Shareholders notifies the Corporation that it, in good faith, believes it is reasonably likely that EBITDA in respect of such fiscal year will be less than 75% of budgeted EBITDA in respect of such fiscal year as set out in such Approved Budget, as promptly as reasonably possible management of the Corporation will prepare and submit to the Shareholders for approval pursuant to subsection 2.6(8) an amended Annual Budget and an amended Capital Expenditures Budget in respect of such fiscal year. Promptly (and in any event within 30 days after the same is submitted to the Shareholders), a meeting of the Shareholders will be held at which the Shareholders will either approve pursuant to subsection 2.6(8) or disapprove any Annual Budget or Capital Expenditures Budget, as the case may be, submitted to the Shareholders pursuant to the foregoing provisions of this section 2.10, or an adjustment thereof. If any such Annual Budget or Capital Expenditures Budget, as the case may be, is not approved by the Shareholders pursuant to subsection 2.6(8) at such a meeting of the Shareholders, management of the Corporation will submit revisions of such Annual Budget or Capital Expenditures Budget, as the case may be, to the Shareholders within 15 days thereafter, which revised Annual Budget or Capital Expenditures Budget, as the case may be, will be subject to approval or disapproval at a further meeting of the Shareholders which will be held within 15 days after such revised Annual Budget or Capital Expenditures Budget, as the case may be, is submitted to the Shareholders. If an Annual Budget or Capital Expenditures Budget, as the case may be, or an adjustment thereof, is not approved by the Shareholders pursuant to subsection 2.6(8) at such further meeting of the Shareholders, thereafter, until an Annual Budget or Capital Expenditures Budget, as the case may be, is approved by the Shareholders pursuant to subsection 2.6(8), the Annual Budget or Capital Expenditures Budget, as the case may be, shall be deemed to be the Annual Budget or Capital Expenditures Budget, as the case may be, most recently approved by the Shareholders pursuant to subsection 2.6(8), mutatis mutandis, except that there shall be excluded therefrom any acquisition, expansion or disposition of any Material Assets.

2.11 Implementation of Approved Budgets. Management of the Corporation will take all reasonable steps to implement and adhere to each Approved Budget for so long as such Approved Budget remains in effect, provided that management of the Corporation will be permitted to deviate from an Approved Budget to the extent management of the Corporation in good faith believes it is necessary or desirable to do so and such deviation is not material when viewed as part of such Approved Budget as a whole, or is otherwise made in accordance with section 2.6, and provided management of the Corporation notifies the Shareholders of such deviation within 15 days after the occurrence thereof.

2.12 Information. As promptly as reasonably possible (and, in any event, within 90 days following the end of each fiscal year of the Corporation), the Corporation will distribute to the Shareholders audited consolidated financial statements of the Corporation as at the last day of such fiscal year and for the fiscal year of the Corporation then ended, prepared in accordance with generally accepted accounting principles, together with a comparison of the actual operations and the Approved Budget for such fiscal year (if applicable, as most recently amended) prepared by management of the Corporation. Each Shareholder will have the right to request additional financial reports and information not expressly provided for herein in order to satisfy reporting or other requirements under any law, rule or regulation applicable to such Shareholder and the Corporation will provide any such additional financial reports and information to such Shareholder as promptly as reasonably possible after such request is made.

2.13 Head Office Services. Intrawest agrees that it shall provide, upon request by the Corporation and on terms agreed upon between Intrawest and the Corporation, head office services to the Corporation.

2.14 Agreement to Act. Subject as herein after provided, each of the parties covenants and agrees to execute and deliver, and to cause to be executed and delivered, all such instruments and other documents and, subject to the other provisions hereof, to exercise or cause to be exercised their influence and any and all voting rights held by them, respectively, from time to time, and to do or cause to be done all such other acts and things in order that all provisions of this Agreement shall be fully and effectively carried out, implemented and given effect to in accordance with the terms hereof and all such changes to the Constating Documents, resolutions and other documents governing the Corporation or any subsidiary of the Corporation as may be necessary or desirable to accurately reflect and give effect to the provisions of this Agreement will be made.

2.15 Corporation to be Bound. The Corporation confirms its knowledge of this Agreement and will carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

2.16 Claims against the Corporation. Notwithstanding any other provision of this Agreement, the parties agree that if Intrawest makes a claim against the Corporation for compensation or indemnity under the Share Purchase Agreement or the Real Estate Purchase Agreement, or any documents or agreements contemplated thereunder other than this Agreement, or any other claim against the Corporation for damages arising as a result of any of the transactions contemplated by any of those agreements or documents (a “Claim”), Holdings shall have the sole right to dispute and contest, and assume the defence of such Claim on behalf of the Corporation, the costs relating to such Claim to be borne by the Corporation. Intrawest agrees that notwithstanding any other provision of this Agreement, upon making a Claim, it shall have no further right to receive information with respect to such Claim from the Corporation, other than as the Corporation may be required to disclose in accordance with applicable law, that direction of the defence of such Claim on behalf of the Corporation shall be the sole responsibility of Holdings and that neither Intrawest nor any of its nominee directors shall have any further involvement with respect to the defence of such Claim on behalf of the Corporation.

2.17 Confidentiality. The Shareholders acknowledge that they may have access to and may be entrusted with information concerning the business of the Corporation and its subsidiaries (collectively, the “Information”). Accordingly, each of the Shareholders hereby covenants and agrees that it will not at any time disclose Information to any Person provided that:

(a)	each Shareholder may disclose such Information to consultants, legal advisors, auditors, insurance consultants, financial institutions, investment bankers and other third parties in accordance with prudent business practice as such Shareholder may reasonably consider to be necessary or desirable for the bona fide purposes of its business and affairs and having reasonable regard for the interests of the Corporation in the circumstances, provided that such Shareholder obtains reasonable assurances from the recipient of such Information that the Information will be kept confidential by such recipient;

(b)	Intrawest may disclose such portions of the Information to financial analysts and shareholders of Intrawest in accordance with prudent business practice, provided (i) such disclosed Information shall not contain any personal information relating to the directors, officers or employees of the Corporation and its subsidiaries, including the salary or other terms of such Person’s employment, and (ii) with respect to any press release issued by Intrawest with respect to the business and affairs of the Corporation, Holdings shall approve the form of such press release prior to its release, such approval not to be unreasonably withheld;

(c)	each Shareholder may disclose Information which is required to be disclosed by such Shareholder under any applicable law or regulation or any requirement of any judicial, administrative or governmental authority, including any applicable securities laws or regulations and the rules of any stock exchange applicable to such Shareholder; and

(d)	each Shareholder may disclose any Information to the extent such disclosure has been approved by the other Shareholder.

ARTICLE 3

RESTRICTIONS ON TRANSFER

3.1 No Transfer of Shares. Except as expressly provided for in this Agreement, no Shareholder shall Transfer or suffer or permit any Transfer of, any Share unless, prior to the Transfer of such Share, all of the Shareholders have consented in writing to such Transfer and the transferee or Person acquiring any interest or control over the Share, is a Shareholder or complies with section 13.2.

3.2 Endorsement on Certificates. Share certificates of the Corporation shall bear the following legend either as an endorsement or on the face thereof:

“The shares represented by this certificate are subject to certain restrictions upon transfer and voting and all the other terms and conditions of that certain Shareholders’ Agreement dated January 28th, 1999 as the same may be amended from time to time, a copy of which is on file at the registered office of the Corporation. A holder of the shares represented by this certificate may obtain, upon written request and without charge, a copy of such Shareholders’ Agreement, as may be amended from time to time.”

3.3 Permitted Encumbrances. Notwithstanding section 3.1, a Shareholder may hypothecate, mortgage, pledge, charge or otherwise encumber any interest in any Shares held by such Shareholder to any chartered bank or other institutional lender provided that the bank or other institutional lender agrees with each other Shareholder that the exercise by it of any right or remedy that it is entitled to in connection therewith shall be subject to the following restrictions:

(1)	the bank or other lender shall not be entitled to demand that any Shares be Transferred on the register of the Corporation to the name of such bank or lender or any nominee of such bank or lender;

(2)	the bank or other lender shall not be entitled to Transfer any interest in any Share except in accordance with the provisions of this Agreement; and

(3)	the bank or other lender will assign absolutely all of its interest in such Shares to any Shareholder or Shareholders who may subsequently be entitled to acquire such Shares pursuant to this Agreement upon payment by such Shareholder or Shareholders to the bank or other lender of all amounts to which the Shareholder hypothecating, mortgaging, pledging, charging or otherwise encumbering such Shares is entitled pursuant to this Agreement in payment for such Shares, and each Shareholder hereby irrevocably authorizes and directs each other Shareholder to pay all such amounts to which such Shareholder is so entitled to any bank or other lender to which it may hypothecate, mortgage, pledge, charge or otherwise encumber any Shares held by such Shareholder.

3.4 Intrawest Permitted Transfers. Notwithstanding anything to the contrary contained herein, Intrawest may Transfer all or any of its Shares and rights under this Agreement to a corporation in which Intrawest owns, directly or indirectly, voting shares carrying more than 75% of the voting rights attached to all voting shares of such corporation then outstanding or a partnership or other non-corporate business entity in which Intrawest owns, directly or indirectly, more than 75% of the total equity interests therein and directly or indirectly controls the management thereof (an “Intrawest Permitted Transferee”) and any such Intrawest Permitted Transferee may Transfer all or any of its Shares or rights under this Agreement to Intrawest or to any other Intrawest Permitted Transferee at any time and from time to time, free of the restrictions otherwise applicable thereto under the terms of this Agreement on the condition that:

(1)	Intrawest provides prior written notice thereof to the Corporation and to each of the other Shareholders;

(2)	the Intrawest Permitted Transferee executes such documents as may be reasonably required by any of the Shareholders to reflect such Transfer on and subject to the terms of this Agreement including any document required pursuant to section 13.2;

(3)	Intrawest shall remain liable for the performance of all of its obligations hereunder, including, without limitation, those under Article 8; and

(4)	if Holdings holds at least 25% of the issued and outstanding Common Shares at the time of such Transfer, Intrawest obtains the prior written consent of Holdings to such Transfer (such consent not to be unreasonably withheld).

In the event of a Transfer pursuant to this section 3.4 of less than all of the Shares held by Intrawest to an Intrawest Permitted Transferee, Holdings and Intrawest shall promptly execute such documents as may be reasonably required to set forth new provisions in this Agreement or amend any existing provisions of this Agreement so that Intrawest and the Intrawest Permitted Transferee will be treated as one and the same Person for all purposes of this Agreement, mutatis mutandis.

3.5 Continuance or Amalgamation Permitted. Notwithstanding any other provision of this Agreement, nothing in this Agreement will restrict the continuance or amalgamation of Intrawest or any Intrawest Permitted Transferee and the acquisition or continued ownership by the Corporation continuing following such continuance or amalgamation of Shares held by Intrawest or such Intrawest Permitted Transferee.

3.6 Covenants re Intrawest Permitted Transferee. So long as any Intrawest Permitted Transferee continues to be a Shareholder, such Intrawest Permitted Transferee shall not, and Intrawest shall not permit such Intrawest Permitted Transferee, or any corporation or other entity holding securities of such Intrawest Permitted Transferee, to issue any securities or additional shares of any class or kind whatsoever, or permit the transfer of any of its securities or shares of any class or kind whatsoever, or take or omit to take, any action or permit any other circumstance to occur if, as a result thereof, Intrawest will cease to own, directly or indirectly, voting shares carrying more than 75% of the voting rights attached to all voting shares of such Intrawest Permitted Transferee if such Intrawest Permitted Transferee is a corporation, or cease to own, directly or indirectly, more than 75% of the total equity interests in, and directly or indirectly control the management of, such Intrawest Permitted Transferee if such Intrawest Permitted Transferee is a partnership or other non-corporate business entity.

3.7 Holdings Permitted Transfers. Notwithstanding anything to the contrary contained herein, Holdings may Transfer any or all of its Shares and rights under this Agreement to a corporation in which Eligible Holdings Transferees own, directly or indirectly, all of the shares of such corporation then outstanding or a partnership or other non-corporate business entity in which Holdings owns, directly or indirectly, all of the total equity interests therein and directly or indirectly controls the management thereof (a “Holdings Permitted Transferee”) and any such Holdings Permitted Transferee may Transfer any or all of its Shares or rights under this Agreement to Holdings or to any other Holdings Permitted Transferee at any time and from time to time, free of the restrictions otherwise applicable thereto under the terms of this Agreement on the condition that:

(1)	Holdings provides prior written notice thereof to the Corporation and to each of the other Shareholders;

(2)	the Holdings Permitted Transferee executes such documents as may be reasonably required by any of the Shareholders to reflect such Transfer on and subject to the terms of this Agreement, including any document required pursuant to section 13.2;

(3)	Holdings shall remain liable for the performance of all of its obligations hereunder; and

(4)	if Intrawest holds at least 25% of the issued and outstanding Common Shares at the time of such Transfer, Holdings obtains the prior written consent of Intrawest to such Transfer (such consent not to be unreasonably withheld).

In the event of a Transfer pursuant to this section 3.7 of less than all of the Shares held by Holdings to a Holdings Permitted Transferee, Holdings and Intrawest shall promptly execute such documents as may be reasonably required to set forth new provisions in this Agreement or amend any existing provisions of this Agreement so that Holdings and the Holdings Permitted Transferee will be treated as one and the same Person for all purposes of this Agreement, mutatis mutandis.

3.8 Covenants re Holdings Permitted Transferee. So long as any Holdings Permitted Transferee continues to be a Shareholder, such Holdings Permitted Transferee shall not, and Holdings shall not permit such Holdings Permitted Transferee, or any corporation or other entity holding securities of such Holdings Permitted Transferee, to issue any securities or additional shares of any class or kind whatsoever, or permit the transfer of any of its securities or shares of any class or kind whatsoever, or take or omit to take, any action or permit any other circumstance to occur if, as a result thereof, Eligible Holdings Transferees will cease to own, directly or indirectly, all of the shares of such Holdings Permitted Transferee if such Holdings Permitted Transferee is a corporation, or cease to own, directly or indirectly, all of the total equity interests in, and directly or indirectly control the management of, such Holdings Permitted Transferee if such Holdings Permitted Transferee is a partnership or other non-corporate business entity.

3.9 Matters Relating to Holdings.

(1) Covenants of Holdings

Holdings acknowledges that the identity of its shareholders is of substantial importance to Intrawest and covenants and agrees that it will not, without the prior consent in writing of Intrawest, such consent not to be unreasonably withheld:

(a)	issue any securities or additional shares of any class or kind whatsoever including, without limitation, Holdings Shares, except to a Holdings Shareholder or an Eligible Holdings Transferee; or

(b)	permit the transfer of any of its securities or its shares of any class or kind whatsoever including, without limitation, Holdings Shares, except to a Holdings Shareholder or an Eligible Holdings Transferee.

(2) Further Assurances by Holdings

From time to time as reasonably required by Intrawest, Holdings will provide to Intrawest:

(a)	a list of its shareholders, together with a description of the number of shares beneficially owned by each shareholder; and

(b)	a copy of its articles of incorporation and bylaws and any amendments thereto;

in each case, if required by Intrawest, certified to be correct by a duly elected or appointed officer of Holdings.

3.10 Eligible Holdings Transferees. Notwithstanding anything to the contrary contained herein, any Holdings Shareholder may transfer all or any of the shares of Holdings held by such Holdings Shareholder to any Eligible Holdings Transferee and any Eligible Holdings Transferee may transfer all or any of its shares of Holdings to any Holdings Shareholder or to any other Eligible Holdings Transferee at any time and from time to time. In addition, notwithstanding any other provision of this Agreement, the transmission of any shares of Holdings from a deceased or incompetent Holdings Shareholder to the estate or legal representative of such Holdings Shareholder or the transfer of any shares of Holdings to a beneficiary of the estate of such Holdings Shareholder will not constitute a breach of subsection 3.9(1) for so long as such shares of Holdings continue to be held by such estate or legal representative or by such beneficiary or if such estate or legal representative or such beneficiary transfers such shares of Holdings to any Holdings Shareholder or an Eligible Holdings Transferee.

3.11 Covenants re Eligible Holdings Transferee. So long as any Eligible Holdings Transferee continues to hold any shares of Holdings, such Eligible Holdings Transferee shall not issue any securities or additional shares of any class or kind or other ownership interests in such Eligible Holdings Transferee or, where such Eligible Holdings Transferee is a trust, designate any additional beneficiaries of such Eligible Holdings Transferee, or permit the transfer of any of its securities or shares of any class or kind or other ownership interests in such Eligible Holdings Transferee or, where such Eligible Holdings Transferee is a trust, the designation of any additional beneficiaries of such Eligible Holdings Transferee, or take or omit to take any action or permit any other circumstance to occur if, as a result thereof:

(1)	all of the shares of or 100% of any other ownership interests in such Eligible Holdings Transferee will cease to be owned, directly or indirectly, by one or more Holdings Family Members; or

(2)	all of the beneficiaries of such trusts will not be Eligible Holdings Transferees;

provided that the foregoing provisions of this section 3.11 will not be breached by the transmission of any shares of or other ownership interest in, or, where the Eligible Holdings Transferee is a trust, any beneficial interest in, such Eligible Holdings Transferee from a deceased or incompetent shareholder of or holder of an ownership interest in, or beneficiary of, such Eligible Holdings Transferee to the estate or legal representative of such shareholder, holder or beneficiary or the transfer of any shares of or other ownership interest in or, where the Eligible Holdings Transferee is a trust, any beneficial interest in, such Eligible Holdings Transferee to a beneficiary of the estate of such shareholder, holder or beneficiary for so long as such shares of or other ownership interests in, or, where the Eligible Holdings Transferee is a trust, such beneficial interest in, such Eligible Holdings Transferee continue to be held by such estate or legal representative or by such beneficiary or if such estate or legal representative or such beneficiary transfers such shares of Holdings to any Holdings Shareholder or an Eligible Holdings Transferee.

ARTICLE 4

ISSUANCES OF ADDITIONAL SHARES

4.1 Pre-emptive Rights. If the Corporation is to issue any Additional Shares, the Corporation shall first offer such Additional Shares to all Shareholders by notice given to them of the Corporation’s intention to issue Additional Shares, the number thereof to be so issued and the issue price per Additional Share. The Shareholders shall have the right to purchase the Additional Shares so offered at the issue price per Additional Share set forth in such notice, pro rata based upon the number of Common Shares held by the Shareholders at the date such notice is given. Each Shareholder shall have 20 Business Days from the date such notice is given in which to notify the Corporation in writing that such Shareholder wishes to purchase all or any of the Additional Shares so offered at such issue price per Additional Share which notice will specify either that the Shareholder is electing to take up and pay for all of the Additional Shares offered to it or the number or portion of the Additional Shares offered to it that the Shareholder wishes to purchase and upon receipt of such notice by the Corporation a binding contract for the sale and purchase of the Shares referred to in such notice will be deemed to be formed between such Shareholder and the Corporation. If either Shareholder advises the Corporation in writing that it will not be exercising its right to acquire all of the Additional Shares offered to it, does not exercise such right to acquire all of the Additional Shares offered to it within the time stipulated in this section 4.1 or exercises such right in respect of less than all of the Additional Shares offered to it, the Corporation will, following expiry of the foregoing 20 Business Day period, offer by notice given to the Shareholder who elected to take up and pay for all of the Additional Shares initially offered to it, the Additional Shares in respect of which the other Shareholder has not exercised its rights to acquire, and such Shareholder shall have the right to purchase the Additional Shares so offered at such issue price per Additional Share. The Shareholder shall have 10 Business Days from the date such subsequent notice is given in which to notify the Corporation in writing that such Shareholder wishes to purchase all or any of the Additional Shares so offered at such issue price per Additional Share which notice will specify either that the Shareholder is electing to take up and pay for all of the Additional Shares offered to it or the number or portion of the Additional Shares offered to it that the Shareholder wishes to purchase and upon receipt of such notice by the Corporation a binding contract for the sale and purchase of the Shares referred to in such notice will be deemed to be formed between such Shareholder and the Corporation. After the expiration of such period of 20 Business Days or 10 Business Days, as applicable, the Additional Shares not so taken up by the Shareholders may be issued to such Persons who are not Shareholders of the Corporation at such issue price per Additional Share provided in the notice, provided that all such Additional Shares must be issued within 100 days from the date such notice is given and such Persons to whom Additional Shares are so issued agree to be bound by this Agreement and to become parties hereto.

4.2 Closing. The closing of a transaction contemplated in section 4.1 shall take place on the 10th Business Day following, as applicable, the expiry of the 20 Business Day period referred to in section 4.1, in respect of the purchase and sale of Additional Shares in response to an initial notice given by the Corporation offering to sell Additional Shares pursuant to section 4.1, or the expiry of the 10 Business Day Period referred to in section 4.1, in respect of the purchase and sale of Additional Shares in response to a subsequent notice under section 4.1.

ARTICLE 5

RIGHT OF FIRST OFFER

5.1 Right of First Offer. Any Shareholder (the “Offeror”) who desires to Transfer all or any of its Common Shares shall first give notice of such proposed Transfer (the “Notice”) to the other Shareholder (the “Offeree”) and to the Corporation and shall set out in the Notice:

(1)	the number of Common Shares that the Offeror desires to Transfer (the “Offered Shares”); and

(2)	the terms upon which the Offeror desires to Transfer the Offered Shares, including the amount and form of consideration to be paid for the Offered Shares and all of the terms pursuant to which such consideration shall be paid (including, but not limited to, all payment terms and a description of the security for any debt to be issued).

If, prior to delivery of the Notice, the Offeror has received a bona fide offer (an “Offer”) from a Third Party Offeror to purchase the Offered Shares which Offer has been accepted or remains open for acceptance, or the Offeror has solicited or entered discussions or negotiations with a Third Party Offeror concerning a possible sale of the Offered Shares by such Third Party Offeror (unless such discussions or negotiations have been discontinued and at the time of delivery of the Notice the Offeror does not propose to resume discussions or negotiations with such Third Party Offeror concerning a possible sale of the Offered Shares or anticipate that discussions or negotiations with such Third Party Offeror concerning such a sale will be resumed by such Third Party Offeror), the Notice will contain the name and address of such Third Party Offeror and be accompanied by a copy of the Offer or a summary setting out in reasonable detail the details and status of such discussions or negotiations, as the case may be, and if, after delivery of the Notice but prior to the expiry of the period set out in section 5.5 below, the Offeror receives such an Offer, or solicits or enters such discussions or negotiations, the Offeror will promptly deliver to the Offeree such Offer or summary of the status of such discussions or negotiations, as the case may be.

5.2 Carryback Note and Non-Cash Consideration. If the Notice provides that any portion of the consideration to be paid for the Offered Shares is in the form of a promissory note (a “Carryback Note”) or any consideration other than cash or a Carryback Note (the “Non-Cash Consideration”), the fair market value (the “Carryback Note and Non-Cash Consideration Value”) of all Carryback Notes and Non-Cash Consideration may be determined by agreement of the Offeror and the Offeree. Unless the Carryback Note and Non-Cash Consideration Value has been determined by agreement of the Offeror and the Offeree, the Offeror or the Offeree shall be entitled, at any time, to require such fair market value to be determined by a qualified appraiser (an “Appraiser”) who has recognized competence in appraising property of the type the fair market value of which is to be determined and who is Independent, as agreed to by the Offeror and the Offeree within five Business Days of the date of the Notice, or, failing agreement within such five Business Day period, shall be determined by an Appraiser appointed by a judge of the superior court of Ontario on the application of either the Offeror or the Offeree. The fees and disbursements of any Appraiser shall be borne by the Corporation.

5.3 Withdrawal of Offer. Notwithstanding any other provision in this Article 5, the Offeror shall have the right to withdraw the Notice by giving notice (a “Withdrawal Notice”) on or before five Business Days after the determination by the Appraiser of the Carryback Note and Non-Cash Consideration Value to the Offeree. If the Offeror fails to deliver a Withdrawal Notice within such five Business Day period, this provision shall be deemed waived by the Offeror. Upon the delivery of a Withdrawal Notice, the Offeror shall not be permitted to Transfer any of the Offered Shares without once again complying with all the provisions of this Article 5.

5.4 Offeree’s Right to Purchase Offered Shares. Upon the Notice being given, the Offeree shall have the right to purchase all of the Offered Shares for a per share price equal to any of the following, as the Offeree may select in its sole and absolute discretion; provided, for greater certainty, that the Offeree shall only be entitled to select payment by way of Carryback Notes or Non-Cash Consideration to the extent the terms of the proposed Transfer as set out in the Notice also provide for the purchase price to be paid by Carryback Notes or Non-Cash Consideration, as the case may be, and in such case, only in respect of the portion of the purchase price so provided for in the Notice:

(1)	the Cash Equivalent Purchase Price per Offered Share;

(2)	the aggregate of:

(a)	the amount of cash to be paid for the Offered Shares as set forth in the Notice divided by the number of Offered Shares;

(b)	Carryback Notes, if any, to be given in exchange for the Offered Shares in accordance with the terms thereof set forth in the Notice and in the respective principal amounts therefor as set forth in the Notice divided by the number of Offered Shares; and

(c)	the amount of Non-Cash Consideration, if any, to be given in exchange for the Offered Shares as set forth in the Notice divided by the number of Offered Shares;

(3)	the aggregate of:

(a)	the amount of cash to be paid for the Offered Shares as set forth in the Notice divided by the number of Offered Shares;

(b)	Carryback Notes, if any, to be given in exchange for the Offered Shares in accordance with the terms thereof set forth in the Notice and in the respective principal amounts therefor as set forth in the Notice divided by the number of Offered Shares; and

(c)	a cash amount equal to the fair market value of all Non-Cash Consideration, if any, set forth in the Notice to be given in exchange for the Offered Shares (determined as set forth in section 5.2) divided by the number of Offered Shares; or

(4)	the aggregate of:

(a)	the amount of cash to be paid for the Offered Shares as set forth in the Notice divided by the number of Offered Shares;

(b)	a cash amount equal to the fair market value of all Carryback Notes, if any, set forth in the Notice to be given in exchange for the Offered Shares (determined as set forth in section 5.2) divided by the number of Offered Shares; and

(c)	the amount of Non-Cash Consideration, if any, to be given in exchange for the Offered Shares as set forth in the Notice divided by the number of Offered Shares.

5.5 Notice of Intention to Purchase. Within either:

(1)	25 Business Days after the date the Notice is given if no portion of the consideration to be given for the Offered Shares (as set forth in the Notice) consists of Carryback Notes or Non-Cash Consideration; or

(2)	20 Business Days after the date of determination of the Carryback Note and NonCash Consideration Value;

as applicable, if the Offeree is willing to purchase all of the Offered Shares, it shall give notice thereof to the Offeror and to the Corporation, which notice shall specify whether the Offeree is selecting the consideration payable pursuant to subsection 5.4(1), (2), (3) or (4).

5.6 Purchase of Offered Shares by Offerees. If the Offeree gives notice in accordance with the provisions of section 5.5 that it is willing to purchase all of the Offered Shares, a binding contract of purchase and sale will exist between the Offeror and the Offeree, which contract will be subject to the provisions of, and be completed in accordance with the terms set out in the Notice as modified by this Article 5 and the provisions of Article 12. The closing of a transaction contemplated in this Article 5 shall take place on the fifth Business Day after the expiry of the applicable 25 or 20 Business Day period, as the case may be, specified in section 5.5.

5.7 Sale to Third Party Offeror. If the Offeree does not give notice in accordance with the provisions of section 5.5 that it is willing to purchase all of the Offered Shares, the rights of the Offeree, subject as hereinafter provided, to purchase the Offered Shares shall forthwith cease and terminate and, subject to compliance with sections 5.11 and 13.2, the Offeror may complete a Transfer of all but not less than all of the Offered Shares to any Third Party Offeror within 150 days after the expiry of the applicable 25 or 20 Business Day period, as the case may be, specified in section 5.5 for the consideration per Offered Share set forth in the Notice and on terms no more favourable than those set forth in the Notice. If the Offered Shares which the Offeree has not agreed to purchase are not Transferred by the Offeror within the 150 day period referred to above and otherwise in accordance with the foregoing provisions of this Article 5, the rights of the Offeree pursuant to this Article 5 shall again take effect and so on from time to time.

5.8 Extension of Time. Notwithstanding anything to the contrary contained in this Article 5, the Offeror may extend any of the time periods set forth in section 5.5 upon written notice to the Offeree. In no event shall such time periods be shorter than those currently set forth in such section, without the mutual agreement of the Offeror and the Offeree.

5.9 Outstanding Notices. At any time after (i) a Call Notice is delivered to Holdings pursuant to section 9.2, (ii) notice of any exercise of an Involuntary Transfer Option is delivered to a Shareholder pursuant to Article 11 or (iii) Holdings gives a Put Notice given pursuant to section 8.2, the Shareholder whose Common Shares are affected by such delivery will not be entitled to give a Notice pursuant to section 5.1.

5.10 Limitations. Notwithstanding anything to the contrary herein, no Transfer may be made to any Person pursuant to section 5.7 or Article 6 or 7 if:

(1)	in connection with such Transfer, it is necessary to obtain any consent, approval, authorization, waiver, exemption or ruling from any Government Authority, the failure to obtain which would (i) result in such Transfer being prohibited by law or (ii) would otherwise have a material adverse effect on the condition (financial or otherwise) of the Corporation and its subsidiaries, taken as a whole; or

(2)	such Transfer would, in the absence of any necessary third party consent or approval, be prohibited by the terms of any indenture, agreement or instrument to which the Corporation is a party or by which the Corporation is bound, or result in the acceleration of any indebtedness, liabilities or obligations of the Corporation or any subsidiary of the Corporation, unless (i) such consent or approval has been obtained and is in effect or (ii) the failure to obtain such consent or approval would not have a material adverse effect on the condition (financial or otherwise) of the Corporation and its subsidiaries, taken as a whole.

If a proposed Transfer to a Third Party Offeror pursuant to section 5.7 or Article 6 or 7 is prohibited by the foregoing provisions of this section 5.10 in the absence of any necessary consent, approval, authorization, waiver, exemption, ruling or the like from any Government Authority or any necessary third party consent or approval, the Shareholders shall give all reasonable co-operation in order to obtain such consent, approval, authorization, waiver, exemption, ruling or the like or such third party consent or approval, as the case may be, as expeditiously as possible.

5.11 Limitations. Notwithstanding anything to the contrary contained herein,the Transfer by Holdings or Intrawest of any of its Common Shares to a Third Party Offeror pursuant to section 5.7 shall not be permitted unless prior to or contemporaneously with such Transfer such Third Party Offeror executes and delivers such agreements, instruments and documents as the other Shareholder may require, acting reasonably, so that such Third Party Offeror will be subject to and bound by the terms and conditions set out in this Agreement, mutatis mutandis, as if such Third Party Offeror were originally a party to this Agreement in place of Holdings or Intrawest, as the case may be, in respect of the Transferred Common Shares. In such event, the other Shareholder and the Corporation shall execute and deliver such agreements, instruments and documents as such Third Party Offeror may require, acting reasonably, to assure the right of such Third Party Offeror to enjoy the benefits and advantages of Holdings or Intrawest, as the case may be, under this Agreement. Notwithstanding any such Transfer by Intrawest, Intrawest will remain liable for the performance of its obligations under Article 8.

ARTICLE 6

DRAW ALONG RIGHTS

6.1 Draw Along Right. If:

(1)	a Shareholder holding more than two-thirds of the total issued Common Shares (“Draw Along Shareholder”) proposes to accept an Offer to purchase all of the Common Shares beneficially owned by the Draw Along Shareholder (the “Third Party Offer”); and

(2)	the Draw Along Shareholder has complied with the provisions of Article 5 with respect to the sale of its Common Shares;

the Draw Along Shareholder shall have the right (the “Draw Along Right”), but not the obligation, to require the remaining Shareholder (the “Remaining Shareholder”) to sell all but not less than all of its Common Shares to the Third Party Offeror for an amount equal to the Determined Sales Price and otherwise on the terms and conditions as set out in this Article 6.

6.2 Draw Along Notice. The Draw Along Right may be exercised by the Draw Along Shareholder giving a written notice (a “Draw Along Notice”) to the Remaining Shareholder, which notice shall be:

(1)	accompanied by:

(a)	a copy of the Notice delivered pursuant to section 5.1; and

(b)	a written offer (the “Purchase Offer”) from the Third Party Offeror offering to purchase from the Remaining Shareholder all of the Common Shares owned by it for the Determined Sales Price, on the same terms and conditions as are contained in the Third Party Offer, including that the completion of the purchase by the Third Party Offeror of the Remaining Shareholder’s Common Shares will be at the same time, date and place as the time, date and place of the completion of the sale of Common Shares pursuant to the Third Party Offer, provided that, if any portion of the consideration to be paid for the Remaining Shareholder’s Common Shares is in the form of a Carryback Note or Non-Cash Consideration, the Purchase Offer shall provide that the Remaining Shareholder may select in its sole and absolute discretion to receive any of the following:

(i) the aggregate of:

(A)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(B)	a cash amount equal to the fair market value of such Carryback Note, if any, to be given in exchange for Common Shares owned by the Remaining Shareholder, determined as set forth in section 5.2; and

(C)	a cash amount equal to the fair market value of such Non-Cash Consideration, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder, determined as set forth in section 5.2;

(ii)	the aggregate of:

(A)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(B)	such Carryback Note, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder; and

(C)	the amount of Non-Cash Consideration, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder;

(iii)	the aggregate of:

(A)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(B)	such Carryback Note, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder; and

(C)	a cash amount equal to the fair market value of such Non-Cash Consideration, if any, to be given in exchange for Common Shares owned by the Remaining Shareholder, determined as set forth in section 5.2; or

(iv)	the aggregate of:

(A)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(B)	a cash amount equal to the fair market value of such Carryback Note, if any, to be given in exchange for Common Shares owned by the Remaining Shareholder, determined as set forth in section 5.2; and

(C)	the amount of Non-Cash Consideration, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder;

(the “Determined Sales Price”);and

(2)	given not less than 30 Business Days prior to the date fixed for the completion of the transaction provided for in the Purchase Offer,

6.3 Closing Procedures. No later than five Business Days after the expiry of the applicable 25 or 20 Business Day period specified in section 5.5 or, where the Draw Along Shareholder has complied fully with the provisions of Article 5, after the date of the Draw Along Notice, the Remaining Shareholder will duly execute the Purchase Offer and will deliver it to the Third Party Offeror in the manner contemplated by the Purchase Offer accompanied by a notice in writing specifying whether the Remaining Shareholder is selecting the consideration described in clause 6.2(1)(b)(i), (ii), (iii) or (iv). At the closing of the sale of the Common Shares of the Remaining Shareholder pursuant to this Article 6, the Remaining Shareholder will deliver to the Third Party Offeror share certificates representing its Common Shares duly endorsed in blank for Transfer and all necessary documents required to Transfer to the Third Party Offeror, free and clear of all encumbrances, its Common Shares and to otherwise fully comply with the terms of the Purchase Offer and the Draw Along Shareholder shall, or shall cause the Third Party Offeror to, deliver to the Remaining Shareholder, consideration in an amount equal to the Remaining Shareholder’s Determined Sales Price in the form selected by the Remaining Shareholder.

6.4 Time Limit. If the sale of the Common Shares of the Draw Along Shareholder and the Remaining Shareholder pursuant to this Article 6 is not completed within 150 days of the date specified for such completion in the Third Party Offer and the Purchase Offer, the rights of the Draw Along Shareholder pursuant to this Article 6 shall again take effect and so on from time to time.

ARTICLE 7

TAG ALONG RIGHTS

7.1 Tag Along Rights. If

(1)	a Shareholder holding at least one-half of the total issued Common Shares (the “Tag Along Block Shareholder”) proposes to accept an Offer to purchase at least 75% of the Common Shares beneficially owned by the Tag Along Block Shareholder (the “Third Party Offer”); and

(2)	the Tag Along Block Shareholder has complied with the provisions of Article 5 with respect to the sale of its Common Shares;

the Tag Along Block Shareholder will not complete the transaction contemplated by the Third Party Offer unless either (i) the Draw Along Right is exercised in respect of the Third Party Offer or (ii) prior to the completion of the transaction contemplated by the Third Party Offer the Third Party Offeror offers (the “Tag Along Offer”) to purchase from the remaining Shareholder (the “Remaining Shareholder”) all of its Common Shares for an amount equal to the Determined Sales Price and otherwise on the terms and conditions in this Article 7. For greater certainty, the foregoing provisions of this section 7.1 will not apply to a purchase or sale of Common Shares pursuant to Article 8, 9 or 11.

7.2 Tag Along Offer. The Tag Along Offer shall:

(1)	constitute an offer from the Third Party Offeror to purchase from the Remaining Shareholder all of the Common Shares owned by it for the Determined Sales Price, on the same terms and conditions as are contained in the Third Party Offer, including that the completion of the purchase by the Third Party Offeror of the Remaining Shareholder’s Common Shares will be at the same time, date and place as the time, date and place of the completion of the sale of Common Shares pursuant to the Third Party Offer, provided that, if any portion of the consideration to be paid for the Remaining Shareholder’s Common Shares is in the form of a Carryback Note or Non-Cash Consideration, the Tag Along Offer shall provide that the Remaining Shareholder may select in its sole and absolute discretion to receive any of the following:

(a)	the aggregate of:

(i)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(ii)	a cash amount equal to the fair market value of such Carryback Note, if any, to be given in exchange for Common Shares owned by the Remaining Shareholder, determined as set forth In section 5.2; and

(iii)	a cash amount equal to the fair market value of such Non-Cash Consideration, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder, determined as set forth in section 5.2;

(b)	the aggregate of:

(i)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(ii)	such Carryback Note, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder; and

(iii)	the amount of Non-Cash Consideration, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder;

(c)	the aggregate of:

(i)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(ii)	such Carryback Note, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder; and

(iii)	a cash amount equal to the fair market value of such Non-Cash Consideration, if any, to be given in exchange for Common Shares owned by the Remaining Shareholder, determined as set forth in section 5.2; or

(d)	the aggregate of;

(i)	the amount of cash to be paid for the Common Shares owned by the Remaining Shareholder;

(ii)	a cash amount equal to the fair market value of such Carryback Note, if any, to be given in exchange for Common Shares owned by the Remaining Shareholder, determined as set forth in section 5.2; and

(iii)	the amount of Non-Cash Consideration, if any, to be given in exchange for the Common Shares owned by the Remaining Shareholder;

(the “Determined Sales Price”);

(2)	be open for acceptance by the Remaining Shareholder for a period of 30 days following delivery of the Tag Along Offer to it pursuant to section 7.1; and

(3)	be given not less than 30 Business Days prior to the date fixed for completion of the transaction provided for in the Tag Along Offer.

7.3 Election by Remaining Shareholder. Following receipt by the Remaining Shareholder of the Tag Along Offer, the Remaining Shareholder will have the right, but not the obligation, to elect to sell all of the Remaining Shareholder’s Common Shares to the Third Party Offeror pursuant to the terms and conditions contained in the Tag Along Offer and this Article 7, exercisable by delivering written notice (the “Tag Along Notice”) to the Tag Along Block Shareholder and the Third Party Offeror within 30 days of receipt of the Tag Along Offer pursuant to section 7.1, accompanied by a notice in writing specifying whether the Remaining Shareholder is selecting the consideration described in clause 7.2(1)(a), (b), (c) or (d).

7.4 Closing Procedures. At the closing of the sale of the Common Shares of the Remaining Shareholder pursuant to this Article 7, the Remaining Shareholder will deliver to the Third Party Offeror share certificates representing its Common Shares duly endorsed in blank for Transfer and all necessary documents required to Transfer to the Third Party Offeror, free and clear of all encumbrances, its Common Shares and to otherwise fully comply with the terms of the Tag Along Offer and the Tag Along Block Shareholder shall, or shall cause the Third Party Offeror to, deliver to the Remaining Shareholder consideration in an amount equal to the Remaining Shareholder’s Determined Sales Price in the form selected by the Remaining Shareholder.

7.5 Failure to Give Tag Along Notice. If the Remaining Shareholder does not give a Tag Along Notice within the 30 day period referred to in section 7.3, the Remaining Shareholder will be deemed to have elected not to accept the Tag Along Offer.

7.6 Time Limit. If the sale of the Common Shares of the Tag Along Block Shareholder and the Remaining Shareholder, if a Tag Along Notice has been given pursuant to this Article 7 are not completed within 150 days of the date specified for such completion in the Third Party Offer and the Tag Along Offer, the rights of the Remaining Shareholder pursuant to this Article 7 shall again take effect and so on from time to time.

ARTICLE 8

PUT OPTIONS

8.1 Put Options. Holdings shall have the option:

(1)	exercisable at any time during the period commencing September 1 and ending December 31 in any year, to sell to Intrawest all, but not less than all, of the Common Shares held by Holdings; and

(2)	exercisable at any time during the period commencing September 1 and ending December 31 in any year, but not exercisable more than one time, to sell to Intrawest Common Shares representing not less than 10% and not more than 25% of the total number of issued and outstanding Common Shares;

(each such option is called a “Put Option” and the Common Shares which are the subject of a Put Option are called “Put Shares”).

8.2 Put Notice. If Holdings wishes to exercise either of the Put Options, it shall give to Intrawest a notice (the “Put Notice”) which must:

(1)	indicate whether Holdings is exercising the Put Option set out in subsection 8.1(1) or (2);

(2)	where Holdings is exercising the Put Option set out in subsection 8.1(2), indicate the number of Common Shares it wishes to sell to Intrawest pursuant thereto;

(3)	stipulate the time, the date and the place of completion of the purchase of Holdings’ shares which time and date of completion will take into account the time periods required to determine the fair market value of the Put Shares and which, in any event, shall not be longer than 90 days after the date of the Put Notice; and

(4)	be executed by Holdings.

Promptly after a Put Notice is given to Intrawest (and in any event no later than five Business Days thereafter), Intrawest will duly execute the Put Notice acknowledging the terms thereof and Intrawest will deliver the Put Notice to Holdings.

8.3 Price. The price per Put Share shall be 90% of the fair market value of the Put Shares calculated at the (date of the Put Notice in accordance with Schedule A, less the aggregate amount of any distributions made or to be made by the Corporation to Holdings in respect of the Put Shares pursuant to section 2.9, after the date of the Put Notice.

8.4 Holdings Indemnity.

(1)	If Holdings exercises the Put Option pursuant to subsection 8.1(l) prior to the Claims Expiry Date (as defined in the Share Purchase Agreement), Holdings hereby agrees and shall be deemed to have agreed, as of the date the Purchase Price in respect of the Put Shares is paid by Intrawest to Holdings, to indemnify and hold harmless Intrawest from any Losses (as defined in the Share Purchase Agreement), actions or causes of action in accordance with the terms of Article 12 of the Share Purchase Agreement subject in all respects to the limitations and restrictions set out in such Article 12, mutatis mutandis, in the place and stead of the Corporation, provided that the maximum aggregate obligation of Holdings pursuant to such indemnity shall not exceed $15,000,000 and provided that the indemnity shall expire on the Claims Expiry Date. In connection with such indemnity, Intrawest shall be entitled to deposit 20% of the Purchase Price with the Depositary to be held by the Depositary in accordance with the terms and conditions of subsection 8.4(2).

(2)	(a) In the event that funds are deposited by Intrawest with the Depositary pursuant to subsection 8.4(1), the funds so deposited, together with any interest earned thereon (the “indemnity Deposit”), shall be held by the Depositary in trust in an interest bearing account and disbursed only in accordance with the provisions of this subsection 8.4(2).

(b)	The parties agree that, subject to paragraphs (c) and (d) below, the Depositary shall pay to Holdings on the Claims Expiry Date the entire amount of the Indemnity Deposit then remaining.

(c)	Notwithstanding subsection 8.4(2)(b), the Depositary shall pay to Intrawest from the indemnity Deposit any and all amounts to which Intrawest is entitled pursuant to the indemnity obligations of Holdings pursuant to subsection 8.4(1). Such amounts shall be agreed upon by Intrawest and Holdings, failing which the matter will be determined by binding arbitration in such manner as the parties may agree or by a court of competent jurisdiction (which determination has been certified or otherwise authenticated to the satisfaction of the Depositary and which is final and is not itself subject to review or appeal).

(d)	Notwithstanding subsection 8.4(2)(b), in the event that Intrawest delivers to the Depositary a certificate of two senior officers of Intrawest certifying that Intrawest has a bona fide claim against Holdings pursuant to subsection 8.4(1I), the estimated amount of such claim and that it has provided notice to Holdings of such claim together with reasonable particulars of the factual basis for such claim, the Depositary shall only pay to Holdings pursuant to subsection 8.4(2)(b) the amount otherwise required to be paid to Holdings thereunder less a reasonable reserve for the amount that could reasonably be anticipated to be payable to Intrawest pursuant to subsection 8.4(1) in respect of such claim. The amount of such reserve shall be agreed upon by Intrawest and Holdings, failing which the matter will be determined by binding arbitration in such manner as the parties may agree or by a court of competent jurisdiction (which determination has been certified or otherwise authenticated to the satisfaction of the Depositary and which is final and is not itself subject to review or appeal); provided that until the amount of such reserve is so agreed upon or determined, the Depositary will be entitled to retain as such reserve the estimated amount of such claim specified in such certificate. Any reserve retained by the Depositary in accordance with the foregoing shall only be held until such time as the claim to which such reserve relates has been abandoned or the amount payable to Intrawest pursuant to the indemnity obligations of Holdings pursuant to subsection 8.4(1) has been agreed upon by Intrawest and Holdings or otherwise determined by binding arbitration in such manner as the parties may agree or by a court of competent jurisdiction (which determination has been certified or otherwise authenticated to the satisfaction of the Depositary and which is final and not itself subject to review or appeal). Forthwith upon such resolution, such reserve plus any interest accrued thereon shall be applied by the Depositary to the payment of the amount payable to Intrawest pursuant to subsection 8.4(1) in respect of such claim, if any, and the balance thereof, if any, shall be paid by the Depositary to Holdings.

For purposes of this section 8.4, “Depositary” shall mean McCarthy Tetrault or, if for any reason McCarthy Tetrault is unwilling to act as a Depositary for purposes of this section 8.4, such other law firm as Intrawest and Holdings may agree, and Holdings and Intrawest will execute and deliver to the Depositary such confirmations as the Depositary may reasonably request for its protection in acting as the Depositary. Notwithstanding any other provision hereof (including section 13.9), this section 8.4 to the extent that it is applicable shall survive the termination of this Agreement.

8.5 Closing. Upon a Put Notice being given, a binding contract of purchase and sale for the Put Shares will be formed between Intrawest and Holdings, which contract will be subject to the provisions of, and completed in the manner provided in, Article 12.

8.6 Call Notice. At any time after a Call Notice is given to Holdings pursuant to section 9.2, Holdings will not be entitled to give a Put Notice under section 8.2.

8.7 Suspension of Put Options. The Put Options shall be suspended, and any outstanding Put Notices pursuant to, or contracts or agreements of purchase and sale arising under, this Article 8 which have not been completed shall be deemed to be terminated and of no further force and effect without prejudice to the rights of Holdings to deliver a further Put Notice in accordance with the terms of section 8.1, in the event that the Corporation makes an assignment for the benefit of creditors or is adjudicated bankrupt or insolvent or takes steps to wind up or terminate its existence, and thereafter the Put Options shall not be exercisable unless and until such assignment or adjudication has ceased or the Corporation abandons its steps to wind up or terminate its existence.

ARTICLE 9

INTRAWEST CALL OPTION

9.1 Call Options. Upon the occurrence of the Call Event, Intrawest shall have the option (the “Call Option”) exercisable at any time during the period commencing September 1 and ending December 31 in any year, to purchase from Holdings all, but not less than all, of the Common Shares held by Holdings (the “Call Shares”).

9.2 Call Notice. If Intrawest wishes to exercise the Call Option, it shall give to Holdings a notice (the “Call Notice”) which must:

(1)	indicate that Intrawest is exercising its Call Option;

(2)	stipulate the time, the date and the place of completion of the purchase of Call Shares, which time and date of completion will take into account the time periods required to determine the fair market value of the Call Shares and which, in any event, shall not be longer than 90 days after the date of the Call Notice; and

(3)	be executed by Intrawest.

Promptly after a Call Notice is given to Holdings (and in any event no later than five Business Days thereafter), Holdings will duly execute the Call Notice acknowledging the terms thereof and Holdings will deliver the Call Notice to Intrawest.

9.3 Price. The price per Call Share shall be 110% of the fair market value of the Call Shares, calculated at the date of the Call Notice in accordance with Schedule A, less the aggregate amount of any distributions made or to be made by the Corporation to Holdings pursuant to section 2.9, after the date of the Call Notice.

9.4 Closing. Upon a Call Notice being given to Holdings, a binding contract of purchase and sale will be formed between Intrawest and Holdings, which contract will be subject to the provisions of, and completed in the manner provided in, Article 12.

9.5 Suspension of Call Option. The provisions of section 8.7 shall apply to the Call Option and any outstanding Call Notice pursuant to, or a contract or agreement of purchase and sale arising under, this Article 9 which has not been completed, mutatis mutandis.

ARTICLE 10

RESOLUTION OF DISPUTES BETWEEN
HOLDINGS AND INTRAWEST

10.1 Deadlock. In the event that there is a disagreement between Holdings and Intrawest regarding any matter referred to in subsection 2.6(8), Holdings and Intrawest shall attempt to resolve such disagreement in the manner and in accordance with the following procedures:

(1)	Holdings and Intrawest will attempt in good faith to resolve the disagreement by negotiation, including convening a meeting of their representatives for that purpose. All reasonable requests for relevant information relating to the disagreement made by either party will be honoured.

(2)	If Holdings and Intrawest are unable to resolve the disagreement through negotiation, either one of them may give notice to the other requesting mediation of the disagreement. Following such notice being given, Holdings and Intrawest will agree on the appointment of a qualified, impartial and experienced individual (the “Mediator”) to serve as a mediator in connection with the disagreement.

(3)	Should Holdings and Intrawest be unable to agree on the appointment of a mutually acceptable Mediator within 14 days of the notice referred to in subsection 10.1(2), they agree to refer the matter of the appointment of the Mediator to a judge of the superior court of Ontario.

(4)	Within three days of the appointment of the Mediator in accordance with the provisions of subsection 10.1(2) or (3), Holdings and Intrawest will each provide the Mediator and each other with a written statement of their position in respect of the disagreement and a summary of the arguments supporting its position.

(5)	The Mediator will meet with Holdings and Intrawest either together or separately as the Mediator in his or her sole discretion shall determine, in an attempt to resolve the disagreement through mediation. In connection with the mediation of the disagreement, the Mediator shall be permitted to request additional information from the parties, which requests shall not be unreasonably denied, and shall be permitted to engage experts. The costs of the Mediator and of any experts retained by the Mediator in the course of the mediation shall be borne by the Corporation.

(6)	Holdings and Intrawest will each be entitled to retain legal counsel or other advisors in connection with the mediation. Each party shall be responsible for the costs of any counsel or advisors so retained.

For the purposes of this section 10.1, a disagreement between Holdings and Intrawest regarding a matter referred to in subsection 2.6(8) will be deemed to exist if, but not until, an Annual Budget or Capital Expenditures Budget, as the case may be, submitted to the Shareholders pursuant to section 2.10 is not approved pursuant to subsection 2.6(8) at a meeting of the Shareholders held within 30 days after the same is submitted to the Shareholders pursuant to section 2.10 and a revised Annual Budget or Capital Expenditures Budget, as the case may be, submitted to the Shareholders pursuant to section 2.10 is not approved pursuant to subsection 2.6(8) at a meeting of the Shareholders held within 15 days after such revised Annual Budget or Capital Expenditures Budget, as the case may be, is submitted to the Shareholders pursuant to section 2.10.

ARTICLE 11

DEFAULT AND INVOLUNTARY TRANSFERS OF SHARES

11.1 Default and Involuntary Transfers of Shares. In the event that:

(1)	any Shareholder contravenes section 3.1, 3.3, 3.6, 3.8, 3.9 or 3.11;

(2)	any Shareholder makes an assignment for the benefit of creditors or is adjudicated bankrupt or insolvent or any Shareholder other than an individual Shareholder takes steps to wind up or terminate its existence; or

(3)	any proceedings are commenced requesting the sale or transfer of, or a declaration of trust in relation to, any Common Shares of which the Shareholder is the registered owner, whether by operation of law or court order, and whether pursuant to the Family Law Act, R.S.O. 1990, c. F6, any statute of similar purport in any jurisdiction, or otherwise than by voluntary act of such Shareholder (other than the transmission of any Common Shares from a deceased or incompetent Shareholder to the legal representative of such Shareholder);

(any such event being herein referred to as an “Involuntary Transfer” and any such Shareholder being herein referred to as an “Involuntary Transferor”), the other Shareholder (the “Other Shareholder”) will have the option (the “Involuntary Transferor Option”), exercisable at any time (i) with respect to (1) above, no sooner than 30 and no later than 60 days after notice by the Other Shareholder has been given to the Involuntary Transferor and only to the extent the relevant contravention has not been subsequently cured, and (ii) with respect to (2) and (3) above prior to the expiration of 30 days after the Other Shareholder has been notified, or has otherwise become aware, of such event, to purchase all or any of the Common Shares of which such involuntary Transferor is the registered owner immediately prior to the Involuntary Transfer (the “Involuntary Transferor Shares”) on the terms set out in this Article 11, provided that where any violation by Holdings of a provision referred to in section 3.9 or 3.11 which is caused by a Holdings Shareholder or an Eligible Holdings Transferee, the Other Shareholder shall only be entitled to purchase that number of Common Shares equal to (i) the number of Common Shares held by Holdings multiplied by (ii) the percentage obtained by dividing (A) the number of Holdings Shares owned by such Holdings Shareholder or Eligible Holdings Transferee immediately prior to the violation of such provision by (B) the number of issued and outstanding Holdings Shares at such time.

11.2 Right to Purchase Pro Rata. The Other Shareholder shall have the right to purchase the Involuntary Transferor Shares at the price to be determined in accordance with the provisions of section.

11.3 Price. The price of the Involuntary Transferor Shares shall be:

(1)	in respect of an Involuntary Transfer referred to in subsection 11.1(1), 90%; and

(2)	in respect of an Involuntary Transfer referred to in subsections 11.1(2) and (3), 100%;

of the fair market value of the Involuntary Transferor Shares as determined pursuant to Schedule A as at the end of the fiscal quarter of the Corporation immediately preceding the fiscal quarter in which the event set out in subsection 11.1(1), (2) or (3) occurs, less the aggregate amount of any distributions made or to be made by the Corporation to the Involuntary Transferor after the end of such immediately preceding fiscal quarter.

11.4 Exercise of Involuntary Transfer Option. Within 10 Business Days of the fair market value of the Involuntary Transferor Shares having been determined, the Other Shareholder who desires to purchase all of the Involuntary Transferor Shares shall give notice thereof to the Involuntary Transferor and to the Corporation.

11.5 Closing. Upon the giving of notice pursuant to section 11.4, a binding contract of purchase and sale will exist between the Involuntary Transferor and the Other Shareholder which contract will be subject to the provisions of, and completed in the manner provided in, Article 12. The closing of a transaction contemplated in this Article 11 shall take place 10 Business Days after the date of the notice given pursuant to section 11.4.

ARTICLE 12

CLOSING PROCEDURES

12.1 Closing Procedures. The closing of (i) all purchases and sales of Offered Shares to an Offeree pursuant to Article 5, to the extent that the closing procedures contemplated in this Article 12 are not inconsistent with the terms stipulated in any Notice delivered pursuant to section 5.1; (ii) all purchases and sales of Put Shares or Call Shares pursuant to Articles 8 and 9; and (iii) all purchases and sales of Involuntary Transferor Shares pursuant to Article 11 shall take place in accordance with the provisions of this Article 12.

12.2 Time and Place of Closing. Closing shall take place at the head office of the Corporation (the “Place of Closing”) at 10:00 a.m. (Eastern Daylight or Standard Time, as the case may be) (the “Time of Closing”) on the dates for closing specified in or contemplated by each of Articles 5, 8, 9, or 11, respectively.

12.3 Consents. If in connection with any purchase and sale transaction contemplated under Article 5 (where the purchaser of the Offered Shares is the Offeree), 8.9 or 11, it is necessary to obtain any consent, approval, authorization, waiver, exemption or ruling from any Government Authority, the failure to obtain which would have a material adverse effect on the condition (financial or otherwise) of the Corporation and its subsidiaries, taken as a whole, or would under applicable law prohibit completion of the purchase and sale transaction (a “Consent”), each of the Purchaser and the Vendor shall use all reasonable commercial efforts, and act together in good faith, to obtain such Consent as expeditiously as possible and in any event, prior to the Time of Closing. If despite such efforts of the parties, a Consent is not obtained prior to the Time of Closing and the Purchaser does not waive the obtaining of the Consent, the closing of the relevant transaction shall be delayed until such Consent is obtained provided that if such Consent cannot be obtained within 180 days of the date of the Put Notice or Call Notice, as the case may be, and the Purchaser does not waive the obtaining of the Consent the binding contract of purchase and sale formed pursuant to the Put Notice or Call Notice, as the case may be, shall be deemed to be terminated and of no force and effect, without prejudice to the relevant party’s right to deliver further Put Notices or Call Notices, as the case may be, in accordance with the terms hereof.

12.4 Payment and Delivery. At the Time of Closing, each Person who has exercised its right, or who is required, to purchase Common Shares (a “Purchaser”) shall deliver to the Person selling Common Shares (the “Vendor”) the consideration required to be paid pursuant to Article 5, 8, 9, or 11, as the case may be, (the “Purchase Price”). At the Time of Closing:

(1)	the Vendor shall deliver to the Purchaser share certificates representing the Common Shares required to be issued or Transferred to the Purchaser (the “Purchased Shares”);

(2)	the Vendor shall deliver all necessary documents (which documents shall, as to form and content, be satisfactory in all respects to the Purchaser and its counsel, acting reasonably) required to Transfer to the Purchaser the Purchased Shares, free and clear of all mortgages, pledges, liens, charges, security interests, adverse claims and other encumbrances and to otherwise comply fully with the intent of this Agreement and to deliver a representation and warranty to the Purchaser in a form satisfactory to the Purchaser, acting reasonably, regarding the Vendor’s title to and ownership of the Purchased Shares and such other documents as may otherwise be required to comply with and to fulfil the intent of this Agreement; and

(3)	each Consent required under section 12.3 shall be tabled by the party who obtained it.

12.5 Default of Selling Shareholder. If the Vendor is not present at the Place of Closing at the Time of Closing or is present but fails for any reason whatsoever to comply with section 12.4, in addition to and without limitation to any other rights it may have at law, the Purchaser may make payment of the Purchase Price by depositing the same into a special interest-bearing account at a branch of the Corporation’s bankers in the name of and in trust for the Vendor. Such deposit shall constitute valid and effective payment of the Purchase Price to the Vendor even though the Vendor has voluntarily encumbered or disposed of any of the Purchased Shares and notwithstanding the fact that a certificate or certificates representing the Purchased Shares may have been delivered to any pledgee, transferee or other Person.

12.6 Sale Effective. If the Purchase Price is deposited pursuant to section 12.5 into a special account at a branch of the Corporation’s bankers in the name of and in trust for the Vendor, then from and after the date of such deposit and even though the Purchased Shares have not been delivered to the Purchaser, the purchase and sale of such Purchased Shares shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and at equity, in and to such Purchased Shares shall be conclusively deemed to have been Transferred and assigned to and become vested in the Purchaser and all right, title, benefit and interest, both at law and in equity, of the Vendor, or of any assignee or other Person having any interest, legal or equitable, therein or thereto, whether as shareholder or creditor of any Person in the Corporation or otherwise, shall cease and determine; provided, however, that the Vendor shall be entitled to receive the Purchase Price so deposited with interest thereon.

12.7 Non-Completion by Intrawest. If Intrawest fails to complete a purchase of any Common Shares under the Put Option or the Call Option on the later of the date provided for under subsection 8.2(3) or 9.2(2), as the case may be, and the date which is five Business Days after the determination of Market Value in accordance with the provisions of Schedule A, and provided that Holdings shall have complied with all of its obligations under section 12.4 with respect to such purchase and all relevant Consents shall have been obtained, Intrawest shall pay to Holdings, in addition to the Purchase Price, interest from such date on the amount of the Purchase Price, at a rate equal to the prime rate quoted by the Corporation’s principal banker plus 2% until such time as the relevant purchase transaction closes, without prejudice to any other right of Holdings at law or in equity, arising as a result of Intrawest’s failure to complete such purchase.

12.8 Power of Attorney. If the Vendor is not present at the Place of Closing at the Time of Closing or is present but fails for any reason whatsoever to comply with section 12.4 and provided that the Purchaser has complied with all of its obligations under section 12.4, the Vendor irrevocably constitutes and appoints the Purchaser as its true and lawful attorney in fact as agent for, in the name of and on behalf of the Vendor to execute and deliver in the name of the Vendor all such assignments, transfers, deeds and instruments as may be necessary effectively to Transfer and assign the Purchased Shares to the Purchaser or its nominee or nominees. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy or incapacity of the Vendor and the Vendor hereby ratifies and confirms and agrees to ratify and confirm all that the Purchaser may lawfully do or cause to be done by virtue of the provisions of this section 12.8.

12.9 Consent to Transfer. All parties to this Agreement from time to time hereby irrevocably consent, including, without limitation, for the purposes of the restrictions on Transfer contained in the Constating Documents of the Corporation, to any Transfer of Shares made pursuant to the provisions of this Agreement and hereby agree to execute any and all such forms of consent, instruments and other documents as may be required from time to time to evidence or give effect to the foregoing and to cause the Board of Directors of the Corporation to pass such resolutions or to take such other action necessary to implement the same.

12.10 Entitlement to Purchase Price. The Vendor shall be entitled to receive the Purchase Price deposited with the bankers of the Corporation on delivery to the Purchaser of the documents required by section 12.4 together with an indenture, in form satisfactory to the Purchaser, acting reasonably, ratifying and confirming all that the Purchaser has lawfully done or caused to be done by virtue of the provisions of section 12.8.

ARTICLE 13

GENERAL

13.1 Conflict. In the event of any conflict between the provisions of this Agreement and the Constating Documents of the Corporation or any subsidiary of the Corporation, the provisions of this Agreement shall govern to the extent permitted by law. Each of the Shareholders agrees to vote its Shares or cause its Shares to be voted and the Corporation agrees to take such acts so as to cause the Constating Documents of the Corporation or any subsidiary of the Corporation to be amended to the extent permitted by law in order to resolve such conflict in favour of the provisions of this Agreement.

13.2 Transferees to be Bound by Agreement. Notwithstanding anything to the contrary contained herein, no Common Share may be Transferred by any Shareholder or allotted or issued to any Person who has not agreed to be bound by all of the provisions of this Agreement including, without limitation, that any purchaser or other acquirer of Common Shares held by Intrawest will assume its obligations under Article 8 hereof, and no such Person who acquires any interest in or control over any Common Shares under this Agreement will be recognized or considered as a Shareholder under this Agreement and the Shareholders will not be required to consider any Person a Shareholder under this Agreement or afford any Person the rights afforded by this Agreement or any of the incidents connected with being a Shareholder under this Agreement until that Person agrees to be bound by this Agreement. Any Person who becomes a holder of Common Shares or rights under this Agreement after the date of this Agreement will agree to be bound by this Agreement and will signify its assent to the terms of this Agreement by signing this Agreement or by delivering an instrument in writing duly executed under seal to the Secretary of the Corporation and to the existing Shareholders indicating an intention and agreement to be bound by the terms of this Agreement. Each of the parties to this Agreement will be bound each to each other and, upon the subsequent assent to this Agreement by any Person, each of them will be bound to each and every such Person and, in like manner, each and every such Person will be bound to each party and to each and every subsequent Person who agrees to be bound by this Agreement thereafter. Each of the parties agrees that to the extent any Person to which it Transfers Common Shares hereunder fails to perform any obligation assumed by such transferee pursuant to this section 13.2, the transferring party shall remain fully obligated to the other Shareholders for the performance of such obligation.

13.3 No Partnership. Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership between the parties or as giving to any party any of the rights of, or subjecting any party to any of the creditors of, the other party.

13.4 Time of the Essence. Time shall be of the essence of this Agreement

13.5 Benefit of the Agreement. This Agreement shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

13.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than those expressly set forth or contemplated in this Agreement and in the Share Purchase Agreement.

13.7 Amendments and Waivers. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived. Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant.

13.8 Assignment. Except as may be expressly provided in this Agreement, none of the parties hereto may assign its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto.

13.9 Termination. This Agreement shall terminate upon:

(1)	the written agreement of all of the Shareholders;

(2)	the dissolution of the Corporation; or

(3)	one Shareholder becoming the beneficial owner of all of the issued and outstanding Common Shares.

13.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect and the parties hereby undertake to renegotiate in good faith, with a view to concluding arrangements as nearly as possible the same as those herein contained.

13.11 Notices. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and may be given by actual delivery, or by transmittal by facsimile transmission addressed to the recipient as follows:

To Holdings:

Blue Mountain Resorts Holdings Inc.

R.R. #3

Collingwood, Ontario

L9Y 3Z2

Attention: President
Facsimile No.: (705) 443-5520

To Intrawest:

Intrawest Corporation
800 - 200 Burrard Street
Vancouver, British Columbia

V6C 3L6

Attention: President, Resort Development Group

Facsimile No.: (604) 669-0605

To the Corporation:

Blue Mountain Resorts Limited
R.R. #3

Collingwood, Ontario

L9Y 3Z2

Attention: President
Facsimile No.: (705) 443-5520

or such other address, telecopy number or individual as may be designated by notice by any party to the others. Any demand, notice or other communication given by actual delivery shall be conclusively deemed to have been given on the day of actual delivery thereof (or, if such day is not a Business Day, on the next Business Day) or on the day on which the party to which such demand, notice or other communication is transmitted received such transmission (or, if such day is not a Business Day, on the next Business Day).

13.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario applicable in the case of contracts made and to be wholly performed in such province and without application of the choice of law principles of such province. All disputes arising under this Agreement will be referred to the courts of the Province of Ontario which will have exclusive jurisdiction and, by execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts.

13.13 Counterparts. This Agreement may be executed is any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

13.14 Further Acts. Each of the parties to this Agreement shall at the request of any other party hereto, and at the expense of the Corporation, execute and deliver any further documents and do all acts and things as that party may reasonably require to carry out the true intent and meaning of this Agreement.

13.15 Business Day. Any obligations required to be performed by a party under this Agreement on a day, other than a Business Day, shall be properly discharged if performed by such party on the next following day which is a Business Day.

13.16 Legal Fees. If any party institutes legal proceedings with respect to this Agreement, the prevailing party shall be entitled to court costs and reasonable legal fees incurred by such party in connection with such legal proceedings.

ARTICLE 14

EXECUTION

14.1 Execution. This Agreement has been executed by the parties hereto on January 28, 1999.

BLUE MOUNTAIN RESORTS HOLDINGS INC.
By:	/s/ Illegible
Title:	President

By:
Title:

INTRAWEST CORPORATION
By:	/s/ Illegible
Title:

By:
Title:

BLUE MOUNTAIN RESORTS LIMITED
By:	/s/ Illegible
Title:

By:
Title:

SCHEDULE A

DETERMINATION OF MARKET VALUE

1. Definition of Market Value. “Market Value” shall mean fair market value as determined in accordance with section 2 of this Schedule A or, failing agreement under section 2, in accordance with the remaining provisions of this Schedule A.

2. Determination by Agreement. If the Market Value of any Common Shares is to be determined pursuant to this Schedule, the Market Value of such Common Shares may be determined by agreement of Holdings and Intrawest.

3. Determination by Valuator. Unless the Market Value of any Common Shares has been determined by agreement of Holdings and Intrawest in accordance with section 2, any party shall be entitled, at any time, to require such Market Value to be determined in accordance with the remaining provisions of this Schedule A, provided that such Market Value will be the fair market value with no minority discount or majority premium, and shall be calculated on a per share basis.

4. Selection of Valuator. Any party (the “Selecting Party”) that wishes to exercise the right referred to in section 3 shall provide notice in writing to the other party (the “Other Party”), Forthwith following such notice being given and in any event within three Business Days thereafter, the Selecting Party and the Other Party shall each engage an Independent internationally recognized public chartered accountancy firm or investment bank which has substantial offices in Canada and which has substantial experience in business valuation (in this Schedule A, the “First Valuator” and the “Second Valuator”) to determine the Market Value of the relevant Common Shares.

5. Cooperation and Delivery of Valuation. The Selecting Party and the Other Party shall, respectively, retain the First Valuator and the Second Valuator to determine the Market Value of the relevant Common Shares as at the date referred to in section 8.2, 9.2 or 11.3, as applicable (the “Relevant Date”) as required under this Agreement, without taking into account any liabilities of the Corporation in respect of any distributions made or to be made by the Corporation to the Shareholders pursuant to section 2.9 of the Shareholders’ Agreement after the Relevant Date, applying such principles of valuation as each of the First Valuator and the Second Valuator, respectively, considers appropriate in the circumstances. Each of the parties hereto shall in all respects cooperate with the First Valuator and the Second Valuator in the determination of such Market Value. In particular, each of the parties shall make available to the First Valuator and the Second Valuator all such documents and information with respect to the affairs of the Corporation and its subsidiaries or any other Person as either the First Valuator or the Second Valuator may reasonably require to make its determination of Market Value, and shall make their personnel available at all reasonable times to assist in such determination. Each of the parties shall use its best efforts to ensure that, within 30 Business Days following their appointment, the First Valuator and the Second Valuator shall provide the Selecting Party and the Other Party with their determinations of Market Value of the relevant Common Shares. If the First Valuator or Second Valuator specifies a range of values for Market Value, subject to section 6, such “Market Value” shall be the mid-point of the range.

6. Market Value - Average. If the amount determined by the First Valuator in accordance with the provisions of section 5 (the “First Valuation”) and the amount determined by the Second Valuator in accordance with the provisions of section 5 (the “Second Valuation”) do not vary by more than 10% of the higher of the two, the Market Value of the relevant Common Shares shall be the arithmetic average of the First Valuation and the Second Valuation. If the First Valuation and Second Valuation vary by more than 10% of the higher of the two, the Selecting Party and the Other Party shall cause the First Valuator and the Second Valuator to engage a third Independent internationally recognized public chartered accountancy firm or investment bank which has substantial offices in Canada and which has substantial experience in business valuations (the “Third Valuator”) to determine the Market Value of the relevant Common Shares as at the Relevant Date without taking into account any liabilities of the Corporation in respect of any distributions made or to be made by the Corporation to the Shareholders pursuant to section 2.9 of the Shareholders’ Agreement. The Selecting Party and the Other Party shall jointly retain the Third Valuator to determine the Market Value of the relevant Common Shares as at the Relevant Date as required under this Agreement and the provisions of section 5 shall apply, mutatis mutandis, to such third determination (the “Third Valuation”). In these circumstances, the Market Value of the relevant Common Shares shall be:

(a)	the arithmetic average of the two of the First Valuation, Second Valuation and Third Valuation that are closest to one another, provided that the Third Valuation is higher than one of the First Valuation and the Second Valuation and lower than one of the First Valuation and the Second Valuation;

(b)	if the Third Valuation is higher than both the First Valuation and the Second Valuation, the higher of the First Valuation and the Second Valuation; and

(c)	if the Third Valuation is lower than both the First Valuation and the Second Valuation, the lower of the First Valuation and the Second Valuation.

7. Fees and Disbursements. All fees, disbursements and other costs and expenses associated with the determination of Market Value by the Valuator, the Second Valuator or the Third Valuator shall be borne by the Corporation.

8. Determination by Board of Directors. In the event that any action required to be taken by the Selecting Party or the Other Party pursuant to this Schedule A shall not have been taken within the period of time provided for in this Schedule A, the Board of Directors may (but shall be under no obligation to) by resolution determine such matter or take such action on behalf of the Selecting Party or the Other Party.

SCHEDULE B

HOLDINGS SHAREHOLDERS

A. Common Shares

Mr. Gordon Canning
Mrs. Barbara Weider
Mrs. Katherine Canning
Mr. George Weider
Dr. Donald McGillivray
Mrs. Helen Weider
Mrs. Helen McGillivray
Jozo Weider Limited*
Mrs. Anna Marik

B. Class “A” Shares

Mr. Gordon Canning

Mr. Gordon Canning, in Trust

*	All of the shares of Jozo Weider Limited are owned by certain of the Persons listed in this Schedule B.

SCHEDULE C

DIRECTORS’ REMUNERATION

	November 1, 1997 to October 31, 1998	November 1, 1998 to October 31, 1999
Urban Joseph	$23,058 plus $6,000 onetime bonus	$23,750 (3% increase)
Don McGillivray	33,619	34,628 (3% increase)
George Welder	53,403	54.285(1.6%increase)
Total	$110,080	$112,663

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